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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

GENERAC HOLDINGS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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GENERAC HOLDINGS INC.
S45 W29290 Hwy. 59
Waukesha, Wisconsin 53189

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 13, 2012

To our stockholders,

        Notice is hereby given that the 2012 annual meeting of stockholders of Generac Holdings Inc. will be held on Wednesday, June 13, 2012, at 9:00 a.m. local time, at the Marriott Milwaukee West, W231 N1600 Corporate Court, Waukesha, WI 53186, for the following purposes:

  1.
  To elect the three nominees named herein as Class III directors;

  2.
  To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ended December 31, 2012;

  3.
  To vote on an advisory, non-binding "say-on-pay" resolution that approves the compensation of our executive officers;

  4.
  To approve the amendment of the 2010 Equity Incentive Plan; and

  5.
  To consider any other matters that may properly come before the meeting or any adjournments or postponements of the meeting.

        Holders of record of our common stock at the close of business on April 26, 2012 are entitled to notice of, and to vote at, the annual meeting. Stockholders of record may vote their shares via telephone, over the Internet, by signing, dating and mailing the proxy card in the envelope provided, by delivering a completed proxy card at the annual meeting or by voting in person at the annual meeting. Instructions regarding all methods of voting are contained on the proxy card. If your shares are held in the name of a bank, broker, fiduciary or custodian, follow the voting instructions on the form you receive from your record holder. The availability of Internet and telephone proxies will depend on their voting procedures.

By Order of the Board of Directors,

Aaron Jagdfeld President and Chief Executive Officer

April 27, 2012

        YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED PREPAID ENVELOPE OR, IF YOU PREFER, SUBMIT YOUR PROXY BY TELEPHONE OR USING THE INTERNET, TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO, EVEN IF YOU HAVE PREVIOUSLY SUBMITTED YOUR PROXY.

GENERAC HOLDINGS INC.
S45 W29290 Hwy. 59
Waukesha, Wisconsin 53189

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
June 13, 2012

INFORMATION CONCERNING SOLICITATION AND VOTING

        This proxy statement will first be mailed on or about May 4, 2012 to stockholders of Generac Holdings Inc., which is sometimes referred to in this proxy statement as "we," "us," "our," or the "Company" in connection with the solicitation by our board of directors (the "Board of Directors" or "Board") of proxies to be voted at the Annual Meeting of Stockholders to be held on Wednesday, June 13, 2012, at 9:00 a.m. local time, at the Marriott Milwaukee West, W231 N1600 Corporate Court, Waukesha, WI 53186, and any postponement or adjournment thereof.

Matters to be Considered

        At the meeting, stockholders will be asked to vote to elect the three nominees named herein as Class III directors, to ratify the selection of the independent registered public accounting firm, to vote on an advisory, non-binding "say-on-pay" resolution that approves the compensation of our executive officers and to vote on an amendment to the 2010 Equity Incentive Plan. See "PROPOSAL 1—ELECTION OF CLASS III DIRECTORS", "PROPOSAL 2—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.", "PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION" and "PROPOSAL 4—AMENDMENT OF THE 2010 EQUITY INCENTIVE PLAN". The Board of Directors does not know of any matters to be brought before the meeting other than as set forth in the notice of meeting. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

Record Date; Stock Outstanding and Entitled to Vote

        Holders of common stock as of the record date, which was the close of business on April 26, 2012, are entitled to notice of, and to vote at, the annual meeting. As of the record date, there were 67,946,135 shares of common stock outstanding and entitled to vote at the annual meeting, with each share entitled to one vote.

Information About This Proxy Statement

        Why you received this proxy statement.    You have received these proxy materials because our Board of Directors is soliciting your proxy to vote your shares at the annual meeting. This proxy statement includes information that we are required to provide to you under the rules of the U.S. Securities and Exchange Commission (the "SEC") and that is designed to assist you in voting your shares. If you own our common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one notice relating to these proxy materials. To assist us in saving money and to serve you more efficiently, we encourage you to have all your accounts registered in the same name and address by contacting our transfer agent:

Computershare Trust Company, N.A.
250 Royall Street
Canton, MA 02021
Telephone: (800) 962-4284
Fax: (312) 601-2312

        Householding.    The SEC's rules permit us to deliver a set of annual meeting materials to one address shared by two or more of our stockholders. This delivery method is referred to as "householding" and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy statement to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the proxy materials, please contact York Ragen, Chief Financial Officer ("CFO"), Generac Holdings Inc., S45 W29290 Hwy. 59, Waukesha, WI 53189.

        If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy statements and other communications for your household, please contact York Ragen, CFO, at the above address.

Voting by and Revocation of Proxies

        Stockholders of record are requested to vote by proxy in one of three ways:

  •
  By telephone—Use the toll-free telephone number shown on your proxy card;

  •
  By internet—Visit the Internet website indicated on your proxy card and follow the on-screen instructions;

  •
  By mail—You can date, sign and promptly return your proxy card by mail in the enclosed postage prepaid envelope; or

  •
  In person—You can deliver a completed proxy card at the meeting or vote in person.

        Voting instructions (including instructions for both telephonic and Internet proxies) are provided on the proxy card. The Internet and telephone proxy procedures are designed to authenticate stockholder identities, to allow stockholders to give voting instructions and to confirm that stockholders' instructions have been recorded properly. A control number, located on the proxy card, will identify stockholders and allow them to submit their proxies and confirm that their voting instructions have been properly recorded. Costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, must be borne by the stockholder. If you submit your proxy by Internet or telephone, it will not be necessary to return your proxy card.

        If a stockholder does not return a signed proxy card or submit a proxy by the Internet or by telephone, and does not attend the meeting and vote in person, his or her shares will not be voted. Shares of our common stock represented by properly executed proxies received by us or proxies submitted by telephone or via the Internet, which are not revoked, will be voted at the meeting in accordance with the instructions contained therein.

        If instructions are not given and you do not indicate how your shares should be voted on a proposal, the shares represented by your properly completed proxy will be voted as the Board recommends. In addition, we reserve the right to exercise discretionary authority to vote proxies, in the manner determined by the Company in its sole discretion, on any matters brought before the 2012 annual meeting for which we did not receive adequate notice under the proxy rules promulgated by the SEC.

        Any proxy signed and returned by a stockholder or submitted by telephone or via the Internet may be revoked at any time before it is exercised by giving written notice of revocation to the Company's Secretary at our address set forth herein, by executing and delivering a later-dated proxy (either in writing, by telephone or via the Internet) or by voting in person at the meeting. Attendance at the meeting will not, in and of itself, constitute revocation of a proxy.

        If your shares are held in the name of a bank, broker, fiduciary or custodian, follow the voting instructions on the form you receive from your record holder. The availability of Internet and telephone proxies will depend on their voting procedures.

Quorum

        The presence at the annual meeting, in person or by proxy, of the holders of at least 33,973,068 shares, constituting a majority of the number of shares of common stock issued and outstanding and entitled to vote as of the record date, is required to constitute a quorum to transact business at the annual meeting. Abstentions and broker non-votes will be counted toward the establishment of a quorum.

Required Votes

        Election of Nominees named herein as Directors.    Proposal 1. Under our Amended and Restated Bylaws (the "Bylaws"), the affirmative vote of the holders of a plurality of shares of common stock voting on this matter at the annual meeting (i.e., the largest number of votes cast) is required to elect each nominee named herein as a director. Consequently, only shares that are voted in favor of a particular nominee will be counted toward such nominee's achievement of a plurality.

        Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm.    Proposal 2, relating to the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for 2012, will be approved if it receives the affirmative vote of the holders of a majority of the shares of common stock voting on the matter at the annual meeting. Shares not voted (because of abstention, broker non-vote, or otherwise) will have no effect on the approval of the resolution.

        Approval of Non-Binding "Say-on-Pay" Resolution Regarding Executive Compensation.    Proposal 3, relating to the non-binding resolution that approves our executive compensation, will be approved if it receives the affirmative vote of the holders of a majority of the shares of common stock voting on the matter at the annual meeting. Shares not voted (because of abstention, broker non-vote, or otherwise) will have no effect on the approval of the resolution.

        Approval of Amendment to the 2010 Equity Inventive Plan.    Proposal 4 relates to the amendment of the 2010 Equity Incentive Plan ("Plan") which, if approved, will add 2.5 million shares to the number of shares authorized for grant under the Plan and approve the material terms of the performance goals under the Plan, which is necessary for performance-based awards granted under the Plan to be exempt from the compensation deduction limits under Section 162(m) of the Code. Proposal 4 will be approved if it receives the affirmative vote of a majority of the shares of common stock voting on the matter at the annual meeting. Shares not voted (because of abstention, broker non-vote, or otherwise) will have no effect on the approval of the resolution.

        Other Matters.    If any other matters are properly presented at the annual meeting for action, including a question of adjourning or postponing the meeting from time to time, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

Shares Held by Brokers

        If you are the beneficial owner of shares held for you by a broker, your broker must vote those shares in accordance with your instructions. If you do not give voting instructions to your broker, your broker may vote your shares for you on any discretionary items of business to be voted upon at the annual meeting, such as the ratification of the appointment of Ernst & Young LLP. If you do not provide voting instructions on a non-discretionary item, including the election of the nominees named herein as directors, the shares will be treated as "broker non-votes." "Broker non-votes" will be included in determining the presence of a quorum at the annual meeting but will have no effect on the outcome of the vote on any of the matters described in this proxy statement.

Proxy Solicitation

        We will bear the costs of solicitation of proxies for the annual meeting, including preparation, assembly, printing and mailing of this proxy statement, the annual report, the proxy card and any additional information furnished to stockholders. Copies of our proxy statement will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation material to such beneficial owners. In addition, under the terms of our engagement with Computershare Trust Company, N.A. ("Computershare") as transfer agent for the Company, Computershare provides services in connection with our annual meeting. The anticipated total cost of such engagement is $12,000, of which a small portion of such cost relates to services provided in connection with our annual meeting. Solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by Computershare or by directors, officers, or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Independent Registered Public Accounting Firm

        We have been advised that a representative of Ernst & Young LLP, our independent registered public accounting firm for the year ended December 31, 2011, will attend the annual meeting, will have an opportunity to make a statement if such representative desires to do so, and will be available to respond to appropriate questions.

Important Notice Regarding Internet Availability of Proxy Materials for the 2012 Annual Meeting to be held on June 13, 2012

        Our proxy material relating to our 2012 Annual Meeting (notice, proxy statement and annual report) will be available at "Investor Relations" on our website at www.generac.com.

PROPOSAL 1—ELECTION OF CLASS III DIRECTORS

        Our Third Amended and Restated Certificate of Incorporation provides that our Board of Directors is divided into three classes, as nearly equal in number as possible, with each class serving a consecutive three-year term. The term of the current Class III Directors will expire on the date of the 2012 annual meeting, subject to the election and qualification of their respective successors.

        In selecting director candidates, the Nominating and Corporate Governance Committee considers whether the candidates possess the required skill sets and fulfill the qualification requirements of directors approved by the Board of Directors, including integrity, objectivity, sound judgment, leadership and diversity of experience (for example, in relation to finance and accounting, strategy, risk, technical expertise, policy-making, etc.). The following biographies describe the business experience of each director. Following the biographical information for each director below, we have listed qualifications that, in addition to those discussed above, the Board of Directors considered in determining whether to recommend the director be nominated for reelection.

        The nominees for election as Class III Directors at the 2012 annual meeting are described below. The Nominating and Corporate Governance Committee of the Board of Directors has nominated each of the candidates for election. If elected, each of the nominees is expected to serve for a three-year term expiring at the annual meeting of stockholders of the Company in 2015 and until successors have been elected and qualified. The Board of Directors expects that each of the nominees will be available for election as a director. However, if by reason of an unexpected occurrence, one or more of the nominees is not available for election, the persons named in the form of proxy have advised that they will vote for such substitute nominees as the Board of Directors may nominate.

        The Board of Directors recommends a vote FOR the Company's nominees for Class III Directors.

Nominees for Election

Name and present position, if any, with the Company	Age, period served as a director, other business experience
Class III Directors
Barry J. Goldstein	69, has served as a director of Generac since September 2009. In October 2000, Mr. Goldstein retired as Executive Vice President and Chief Financial Officer of Office Depot, Inc., which he joined as Chief Financial Officer in May 1987. Mr. Goldstein was with Grant Thornton from 1969 through May 1987, where he was named a Partner in 1976. Mr. Goldstein currently serves on the board of directors of Interline Brands Inc. and Kraton Performance Polymers, Inc.
Mr. Goldstein has over 30 years of finance experience and has experience as a director for a number of private and public companies.

Name and present position, if any, with the Company	Age, period served as a director, other business experience
David A. Ramon	56, has served as a director of Generac since April 15, 2010. Mr. Ramon has more than 25 years of broad management, operations and investment experience with both established and emerging companies. He co-founded Vaduz Partners in 1998, a private investment firm for which he continues to serve as a Managing Partner. From 2000 through 2007, Mr. Ramon was also President, Chief Executive Officer, and director of USA.NET, Inc. From 1997 to 1998, he was President of the Coleman Outdoor Recreation Group. From 1993 to 1997, Mr. Ramon held various senior management positions including President and Chief Operating Officer of New World Television, Inc. and director of New World Communications Group, Inc. From 1982 to 1994, Mr. Ramon served as the Executive Vice President and Chief Financial Officer of Gillett Holdings, Inc. Prior to 1982, Mr. Ramon was employed by Arthur Young & Company and earned a Bachelor of Business Administration degree in accounting from the University of Wisconsin. He serves on the management board of TTBG, LLC.

Mr. Ramon has extensive finance, high-level leadership and financial experience, including as CEO, COO, President and CFO of a number of private and public companies. He also has excellent skills and experience in corporate finance, having over 25 years of experience in finance and accounting.
Robert D. Dixon
52, has served as a director of Generac since March 14, 2012. Mr. Dixon's most recent position was Senior Vice President & General Manager at Air Products and Chemicals, Inc. ("Air Products") from 2007 to 2011. From 2003 to 2006, while based in Singapore, he was President of Air Products Asia Inc. Mr. Dixon served as the Vice President for the Structured Business Division from 2001 to 2003. From 1989 to 2000, Mr. Dixon held various senior management positions within Air Products, including vice president, finance, for a joint venture with Mitsubishi Heavy Industries, Group Controller and General Manager. Prior to joining Air Products in 1983, he earned a Masters Degree in Business Administration from the Pennsylvania State University. Mr. Dixon was recommended to the Nominating & Corporate Governance Committee for consideration by a non-management director of the Company.
Mr. Dixon, who retired from Air Products in February 2012, has 29 years of global management, operations and finance experience.

 Other Members of the Board of Directors

        Including the nominees, the Board of Directors currently consists of eight (8) directors, each of whom, other than the nominees, is described below. The terms of the Class I Directors expire at the 2013 Annual Meeting of Stockholders, subject to the election and qualification of their respective successors. The terms of the Class II Directors expire at the 2014 Annual Meeting of Stockholders, subject to the election and qualification of their respective successors.

Name and present position, if any, with the Company	Age, period served as a director, other business experience
Class I Directors
Aaron Jagdfeld President and Chief Executive Officer	40, has served as our Chief Executive Officer since September 30, 2008 and as a director since November 2006. Prior to becoming Chief Executive Officer, Mr. Jagdfeld worked for Generac for 15 years. He began his career in the finance department in 1994 and became our Chief Financial Officer in 2002. In 2007, he was appointed president and was responsible for sales, marketing, engineering and product development. Prior to joining Generac, Mr. Jagdfeld worked in the audit practice of the Milwaukee, Wisconsin office of Deloitte and Touche. Mr. Jagdfeld holds a Bachelor of Business Administration in Accounting from the University of Wisconsin-Whitewater.

Mr. Jagdfeld is our Chief Executive Officer and a director on our Board of Directors. As the Chief Executive Officer and the only management representative on the Board, Mr. Jagdfeld provides valuable insight to the Board into the day-to-day business issues facing the Company. Since joining the Company, he has navigated a number of challenges, including our initial public offering and the most recent global economic downturn. Mr. Jagdfeld has extensive finance experience and has high-level leadership experience in several prior positions.

John D. Bowlin

61, has served as a director of Generac since December 2006. Mr. Bowlin served as a consultant to CCMP Capital Advisors,  LLC ("CCMP") from January 2008 through December 2011. Mr. Bowlin previously served as President and Chief Executive Officer of Miller Brewing Company from 1999 until 2003. From 1985 until 2002, Mr. Bowlin was employed by Philip Morris Companies, Inc., in various leadership capacities, including President, Kraft International, Inc. (1996-1999), President and Chief Operating Officer, Kraft Foods North America (1994-1996), President and Chief Operating Officer, Miller Brewing Company (1993-1994), and President, Oscar Mayer Food Corporation (1991-1993). He currently serves as a director of Schwan Food Company, and he previously served as a director and Non-Executive Chairman of Spectrum Brands and as a director of Pliant Corporation.

Mr. Bowlin has extensive leadership skills and operations experience in senior positions, including as Chairman, Chief Executive Officer and Chief Operating Officer for a number of private companies and divisions of public companies.

Name and present position, if any, with the Company	Age, period served as a director, other business experience
Timothy Walsh

49, has served as a director of Generac since November 2006 and was appointed as our Lead Director in connection with the Company's initial public offering. Mr. Walsh currently serves as a Managing Director in the New York office of CCMP. Prior to joining CCMP when it was founded in August 2006, Mr. Walsh was a Partner at J.P. Morgan Partners, LLC. Prior to joining J.P. Morgan Partners in 1993, Mr. Walsh worked on various industry-focused client teams within The Chase Manhattan Corporation. Mr. Walsh holds a B.S. from Trinity College and an M.B.A. from the University of Chicago Graduate School of Business. In addition, during the past five years, he previously served on the board of directors of Kraton Performance Polymers, Inc., Klöckner Pentaplast GmbH & Co. KG, Pliant Corporation and PQ Corporation.

Mr. Walsh represents stockholder interests in that he was originally appointed as a director of the Company by our majority stockholder. He has excellent skills and experience in corporate finance, having over two decades of experience in banking, investment banking and private equity finance. He also has experience as a director of a diverse group of private and public companies, including early stage public companies. Mr. Walsh also has a longstanding tenure on the Board, which provides a breadth of experience with the Company that is beneficial to the Board as a whole.

Name and present position, if any, with the Company	Age, period served as a director, other business experience
Class II Directors
Stephen Murray	49, has served as a director of Generac since November 2006. Mr. Murray currently serves as President and Chief Executive Officer of CCMP. Prior to joining CCMP when it was founded in August 2006, Mr. Murray was a Partner at J.P. Morgan Partners, LLC. Prior to joining J.P. Morgan Partners in 1989, Mr. Murray was a Vice President with the Middle-Market Lending Division of Manufacturers Hanover. Mr. Murray holds a B.A. from Boston College and an M.B.A. from Columbia Business School. He currently serves on the board of directors of ARAMARK Corporation and Warner Chilcott. In addition, during the past five years, he has served as a director of Cabelas Incorporated.

Mr. Murray represents stockholder interests in that he was originally appointed as a director of the Company by our majority stockholder. He has extensive experience in the financial and investment industry, a wealth of management experience and leadership skills he developed at CCMP and J.P. Morgan Partners. He also has experience as a director of a diverse group of private and public companies, including early stage public companies. Mr. Murray also has a longstanding tenure on the Board, which provides a breadth of experience with the Company that is beneficial to the Board as a whole.
Edward A. LeBlanc
65, has served as a director of Generac since December 2006. Prior to founding the management consulting firm Focus Associates, LLC in the fall of 2008, Mr. LeBlanc served in an interim capacity as Chairman and CEO of Generac from October 2007 to September 2008. From 2000 to 2005, Mr. LeBlanc was Chief Executive Officer of Kidde PLC's R&C Division, the world's premier manufacturer of smoke and carbon monoxide alarms and fire extinguishers headquartered in Mebane, North Carolina. He served as President and CEO of Regent Lighting Corporation from 1997 through 2000. Prior to joining Regent he held numerous senior level positions at Macklanburg-Duncan, Oklahoma City, Oklahoma serving as President and COO from 1987 to 1997. In addition, during the past five years, Mr. LeBlanc previously served on the board of directors of Ames True Temper.
Mr. LeBlanc has extensive management and leadership experience, including as CEO and COO of a number of companies, and has founded his own management consulting firm.

CORPORATE GOVERNANCE

Board of Directors Independence Standards for Directors and Controlled Company Exemption

        Pursuant to our Corporate Governance Policy, a copy of which is available on our website at www.generac.com, the Board of Directors is required to affirmatively determine whether our directors are independent under the listing standards of the New York Stock Exchange ("NYSE"), the principal exchange on which our common stock is traded.

        During its annual review of director independence, the Board of Directors considers all information it deems relevant, including without limitation, any transactions and relationships between each director or any member of his immediate family and the Company and its subsidiaries and affiliates. The Board of Directors also considers the recommendations of the Nominating and Corporate Governance Committee, which conducts a separate independence assessment of all directors as part of its nomination process for the Board of Directors and its respective committees. The purpose of this review is to determine whether any such relationship or transaction is considered a "material relationship" that would be inconsistent with a determination that a director is independent. The Board of Directors has not adopted any "categorical standards" for assessing independence, preferring instead to consider all relevant facts and circumstances in making an independence determination including, without limitation, applicable independence standards promulgated by the NYSE.

        As a result of this review, the Board of Directors affirmatively determined that John D. Bowlin, Robert D. Dixon, Barry J. Goldstein and David A. Ramon are independent directors under the applicable rules of the NYSE.

        Because affiliates of CCMP control a majority of our outstanding common stock, we are a "controlled company" within the meaning of the NYSE corporate governance standards. Under these rules, a "controlled company" may elect not to comply with certain NYSE corporate governance standards, including:

  •
  the requirement that a majority of the board of directors consist of independent directors;

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  the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities;

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  the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities; and

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  the requirement for an annual performance evaluation of the nominating and corporate governance committee and compensation committee.

        We utilize certain, but not all, of these exemptions. For example, we do not have a majority of independent directors and our Nominating and Corporate Governance committee and Compensation Committee do not consist entirely of independent directors. However, such committees are subject to annual performance evaluations.

Committees of the Board of Directors

        Our Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Our Board of Directors has adopted charters for each of its standing committees. Copies of our committee charters are posted on our website at www.generac.com.

Audit Committee

        The current members of the Audit Committee are Mr. Barry J. Goldstein (Chair), Mr. David A. Ramon and Mr. John D. Bowlin. Mr. Bowlin became a member of the Audit Committee effective January 31, 2011, replacing Mr. Stephen V. McKenna, who resigned as a member of the Board of Directors effective February 11, 2011. The Board has determined that Mr. Goldstein and Mr. Ramon are "audit committee financial experts" as defined in Item 407(d)(5) of Regulation S-K, and the Board is satisfied that all members of our audit committee have sufficient expertise and business and financial experience necessary to effectively perform their duties as members of the audit committee.

        The Board of Directors has affirmatively determined that each of Messrs. Goldstein, Ramon and Bowlin meet the definition of "independent director" for purposes of serving on an audit committee under applicable SEC and New York Stock Exchange rules.

        The controlled company exemption does not modify the independence requirements for the Audit Committee, and we are in compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the NYSE, which require that our audit committee be composed of at least three members, all of whom are required to be independent.

        The Audit Committee, among other things, assists the Board of Directors in fulfilling its responsibility relating to (a) the integrity of our financial statements, (b) our systems of internal controls and disclosure controls and procedures, (c) our compliance with applicable law and ethics programs, (d) the annual independent audit of our financial statements and (e) the evaluation of financial and enterprise risks. In connection with its review of the Company's financial statements, the Audit Committee receives reports from the Company's Chief Financial Officer and the Company's independent registered public accounting firm regarding significant risks and exposures and assesses management's steps to minimize them. The Audit Committee also reviews material legal and regulatory matters and compliance with significant applicable legal, ethical and regulatory requirements, and receives reports from the Company's management relating to these matters.

        In discharging its duties, the Audit Committee has the sole authority to select, retain, oversee and terminate, if necessary, the independent registered public accounting firm, review and approve the scope of the annual audit, review and pre-approve the engagement of our independent registered public accounting firm to perform audit and non-audit services, meet independently with our independent registered public accounting firm and senior management, review the integrity of our financial reporting process and review our financial statements and disclosures and certain SEC filings and financial press releases.

        The Audit Committee officially met nine times in 2011, and members of the Audit Committee also met informally amongst themselves, with management and with and other members of the Board from time to time. Decisions regarding audit-related matters were approved by our Board after taking into account the recommendations of the Audit Committee and its members. The Audit Committee maintains a committee charter and meets with our independent registered public accounting firm without management present on a regular basis.

Compensation Committee

        The members of the Compensation Committee are Mr. Timothy Walsh (Chair) and Mr. John D. Bowlin. Following adjournment of our 2012 annual meeting of stockholders, each of Messrs. Walsh (Chair) and Bowlin will continue to be the members of the Compensation Committee.

        The Board of Directors has determined that each member of the Compensation Committee qualifies as an "outside director" pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended. Because we are a "controlled company" within the meaning of the NYSE corporate governance standards, we are not required to have the Compensation Committee consist of all independent directors.

        The Compensation Committee plays an integral role in the Company's processes and procedures for the consideration and determination of executive and director compensation. The Compensation Committee determines the compensation policies and individual compensation decisions for our executive officers, and ensures that these policies and decisions are consistent with overall corporate performance. The Compensation Committee, in conjunction with the Nominating and Corporate Governance Committee, reviews the form and amount of director compensation and makes recommendations to the Board related thereto. The Compensation Committee has the authority to approve all stock option grants and other equity awards to our employees, directors and executive officers. The Compensation Committee also reviews and recommends to the Board of Directors the target annual incentive pool, the annual performance objectives for participants, and actual payouts to participants, including the executive officers. In setting compensation, the Compensation Committee works with its independent compensation consultant and management to create incentives that encourage an appropriate level of risk-taking that is consistent with the Company's business strategy and maximization of stockholder value.

        The Compensation Committee has sole decision-making authority with respect to all compensation decisions for our executive officers and directors, including annual incentive plan awards and grants of equity awards subject to further action of the Board as the Board shall determine. The Compensation Committee is responsible for finalizing and approving the performance objectives relevant to the compensation of our CEO and other executive officers. The Nominating and Corporate Governance Committee is responsible for leading the Board of Directors in evaluating the performance of our CEO in light of those objectives.

        The Compensation Committee's recommendations are developed with input from our CEO and, where appropriate, other senior executives. The Compensation Committee reviews management recommendations and input from compensation consultants, along with other sources of data when formulating its independent recommendations to the Board of Directors. A discussion and analysis of the Company's compensation decisions regarding the executive officers named in the Summary Compensation Table appears in this proxy statement under the heading "EXECUTIVE COMPENSATION—Compensation Discussion and Analysis."

        To assist it in performing its duties, the Compensation Committee has the authority to engage outside consulting firms. AON Hewitt ("Hewitt") was engaged by the Compensation Committee in 2010 to obtain independent information, analysis and recommendations respecting compensation matters. The Compensation Committee engaged Pearl Meyer & Partners, LLC to serve as its independent consultant in November of 2011. In their respective capacities as outside and independent compensation consultants, Hewitt and Pearl Meyer reported directly to the Compensation Committee.

        The Compensation Committee has sole authority to replace compensation consultants retained from time to time, and to hire additional Compensation Committee consultants at any time. Representatives from outside consulting firms engaged by the Compensation Committee attend meetings of the Compensation Committee, as requested, and communicate with the Chairman of the Compensation Committee between meetings; however, the Compensation Committee is responsible for making recommendations to the Board of Directors regarding the compensation of our executive officers, and the Board of Directors has sole and ultimate decision-making authority in this regard.

        The Compensation Committee determined that during the course of Hewitt's engagement by the Committee that Hewitt was independent. The Compensation Committee has also determined that Pearl Meyer & Partners, LLC is independent.

        The Compensation Committee reviews and discusses with management proposed Compensation Discussion and Analysis disclosures and determines whether to recommend the Compensation Discussion and Analysis to the Board of Directors for inclusion in the Company's proxy statement and annual report. The recommendation is described in the Compensation Committee Report included in this proxy statement.

        The Compensation Committee officially met six times in 2011, and members of the Compensation Committee also met informally amongst themselves, with management and with other members of the Board from time to time. Decisions regarding executive compensation were approved by our Board after taking into account the recommendations of the Compensation Committee and its members. In connection with our initial public offering, a new Compensation Committee charter was approved.

Nominating and Corporate Governance Committee

        The members of the Nominating and Corporate Governance Committee are Mr. Stephen Murray (Chair), Mr. Edward A. LeBlanc and, effective March 14, 2012, Mr. Robert D. Dixon. Following adjournment of our 2012 annual meeting of stockholders, each of Messrs. Murray (Chair), LeBlanc, and Dixon, if elected as a director, will continue to be the members of the Nominating and Corporate Governance Committee.

        Because we are a "controlled company" within the meaning of the NYSE corporate governance standards, we are not required to have the Nominating and Corporate Governance Committee consist of all independent directors.

        The Nominating and Corporate Governance Committee (a) identifies candidates to serve as directors and on committees of the Board of Directors, (b) develops, recommends and reviews our corporate governance guidelines on a regular basis, and (c) assists the Board of Directors in its annual review of the Board of Directors performance. The Nominating and Corporate Governance Committee also undertakes such other tasks delegated to the committee by the Board of Directors, including matters relating to risk oversight. Specifically, going forward the Nominating and Corporate Governance Committee conducts an annual assessment of the Company's Code of Ethics and Business Conduct, and assesses compliance matters, ethics and training programs and certain other relevant legal and regulatory requirements as part of periodic updates from the Company's management.

        The Nominating and Corporate Governance Committee officially met twice in 2011, but members of the Nominating and Corporate Governance Committee met informally amongst themselves, with management and other members of the Board from time to time. Decisions regarding board nominations and corporate governance-related matters were approved by our Board after taking into account the recommendations of the Nominating and Corporate Governance members.

Criteria for Director Nominees

        In selecting director candidates, the Nominating and Corporate Governance Committee considers whether the candidates possess the required skill sets and fulfill the qualification requirements of directors approved by the Board of Directors, including integrity, objectivity, sound judgment, leadership and diversity of experience (for example, in relation to finance and accounting, international operations, strategy, risk, technical expertise, policy-making, etc.). Annually, the Nominating and Corporate Governance Committee assesses the composition of the Board of Directors, including the Committee's effectiveness in balancing the above considerations.

        Other than the foregoing, there are no minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may consider such other factors as it may deem are in the best interests of the Company and its stockholders. The Nominating and Corporate Governance Committee does not assign specific weights to, and a potential or incumbent director will not necessarily satisfy all of, the foregoing criteria and in evaluating a candidate does not distinguish on the basis of whether the candidate was recommended by a stockholder. Accordingly, the Nominating and Corporate Governance Committee does not have a formal diversity policy but considers diversity of experience, as noted above, as a component of evaluating the composition of the Board of Directors in connection with the annual nomination process.

Process for Identifying and Evaluating Director Nominees

        The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board of Directors with skills and experience that are relevant to the Company's business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining a new perspective. If any member of the Board of Directors does not wish to continue in service or if the Nominating and Corporate Governance Committee decides not to re-nominate a member for re-election, the Nominating and Corporate Governance Committee identifies the desired skills and experience of a new nominee based on the criteria listed above. Current members of the Nominating and Corporate Governance Committee and Board of Directors are polled for suggestions as to individuals meeting the criteria of the Nominating and Corporate Governance Committee. Executive search firms may also be retained to identify qualified individuals.

Stockholder Nominations

        Our Bylaws contain provisions which address the process by which a stockholder may nominate an individual to stand for election to the Board of Directors at the Company's annual meeting of stockholders. To make a nomination for election to the Board of Directors, a stockholder must submit his or her nomination by providing the person's name and appropriate background and biographical information by writing to the Nominating and Corporate Governance Committee at Generac Holdings Inc., Attn: Nominating and Corporate Governance Committee, S45 W29290 Hwy 59, Waukesha, WI 53189. A stockholder's nomination must be received by the Company's Secretary (i) no later than the 90th day, nor earlier than the 120th day, prior to the first anniversary of the previous year's annual meeting of stockholders, (ii) in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Company, or (iii) in the case of a special meeting of stockholders called for the purpose of electing directors, not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the date on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

        A stockholder nomination must be accompanied by the information required by the Bylaws with respect to a stockholder director nominee, which includes: (i) all information relating to the nominee (including, without limitation, the nominee's name, age, business and residence address and principal occupation or employment and the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by the nominee) that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations thereunder (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) a description of any agreements, arrangements and understandings between or among such stockholder and certain associated persons, on the one hand, and any other persons on the other hand, in connection with the nomination of such person for election as a director; and (iii) a description of all direct and indirect compensation and other material monetary agreements, arrangements, and understandings during the past three years, and any other material relationships, between or among such stockholder and respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the Holder making the nomination or on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the "registrant" for purposes of Item 404 and the nominee were a director or executive officer of such registrant.

        The recommending stockholder must also include in the notice (i) his or her name and address, (ii) the class and number of shares beneficially owned by him or her on the date of notice and the date such ownership was acquired, (iii) a representation that he or she intends to appear in person at the meeting or that he or she nominates the person specified in the notice, (iv) a description of all arrangements or understanding between him or her and the nominee and (v) other requirements as specified in Section 1.12 of our Amended and Restated Bylaws.

        We may require any proposed nominee to furnish other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as a director of the Company. See "PROPOSALS BY STOCKHOLDERS" for the deadline for nominating persons for election as directors at our 2013 annual meeting of stockholders.

Board of Directors Role in Risk Oversight

        Our Board and management continually monitor the material risks facing our Company, including financial risk, strategic risk, operational risk, and legal and compliance risk. Management regularly reports to the Board on its activities in monitoring and mitigating such risks. Overall responsibility for risk oversight rests with our Board. In addition, the Board may delegate risk oversight responsibility to a particular committee in situations in which the risk falls within the committee's area of focus or expertise. Our Board believes that for certain areas of risk, our Company is better served by having the initial risk evaluation and risk monitoring undertaken by a subset of the entire Board that is more focused on the issues pertaining to the particular risk. For instance, our Compensation Committee assists the Board in evaluating risks relating to our compensation policies and procedures. Also, our Audit Committee assists the Board in fulfilling the Board's oversight responsibility relating to the evaluation of financial and enterprise risks. As it deems necessary, the respective committee to which oversight and monitoring of a particular risk has been assigned reports on risk exposures and mitigation strategies with respect to such risk to the entire Board. In February 2012 an incentive plan risk assessment was performed. The Company has reviewed its compensation policies and practices and concluded that they are not reasonably likely to have a material adverse effect on the registrant.

Board of Directors Leadership Structure

        Mr. Timothy Walsh serves as the Lead Director of the Board of Directors. The Lead Director is responsible for presiding at all meetings of the Board of Directors; serving as a liaison between the Board of Directors and management; presiding over the regularly scheduled executive sessions of the non-management directors; approving information sent to the Board of Directors in preparation for meetings of the Board of Directors; approving agendas for meetings of the Board of Directors and meeting schedules to ensure that there is sufficient time for discussion of all agenda items; being available to discuss with the other directors any concerns they may have about our Company and its performance and relaying such concerns, when appropriate, to the full Board of Directors; consulting with the Chief Executive Officer regarding concerns of the directors; being available to be consulted by any of the senior executives as to any concerns they might have; and being available for communications with our stockholders.

        The Board of Directors believes that its leadership structure is appropriate because it strikes an effective balance between management and director participation in the Board of Directors process. The Lead Director role helps to ensure greater communication between management and the directors. It also increases the directors' understanding of management decisions and Company operations and provides an additional layer of independent oversight of the Company.

        Stockholders and other parties interested in communicating directly with Mr. Walsh as Lead Director may do so by writing to Mr. Walsh, c/o Generac Holdings Inc., S45 W29290 Hwy. 59, Waukesha, WI 53189.

Attendance at Meetings

        It is our policy that directors are expected to dedicate sufficient time to the performance of his or her duties as a director, including by attending meetings of the stockholders, Board of Directors and committees of which he or she is a member. Six (6) of the then members of the Board of Directors attended our 2011 Annual Meeting of Stockholders.

        In 2011, the Board of Directors held five (5) meetings (including regularly scheduled and special meetings) and took action by unanimous written consent from time to time. All incumbent directors attended at least 75% of (i) the total number of meetings of the Board of Directors (held during the period for which he has been a director); and (ii) the total number of meetings held by all committees on which he served (during the periods that he served).

Stockholder Communications with the Board of Directors

        Stockholders and other parties interested in communicating directly with the Board of Directors as a group may do so by writing to the Board of Directors, c/o Generac Holdings Inc., S45 W29290 Hwy. 59, Waukesha, WI 53189. The Secretary will review all correspondence and regularly forward to the Board of Directors all such correspondence that, in the opinion of the Secretary, deals with the functions of the Board of Directors or committees thereof or that the Secretary otherwise determines requires attention. Concerns relating to accounting, internal controls or auditing matters will immediately be brought to the attention of the Chairman of the Audit Committee. We have adopted a Whistleblower Policy, which establishes procedures for submitting these types of concerns, either personally or anonymously through a toll free telephone "hotline" or web transmission operated by an independent party. Our Whistleblower Policy can be found on the Company's website at www.generac.com.

        Stockholders and other parties interested in communicating directly with Mr. Barry J. Goldstein, as Chairman of the Audit Committee, may do so by writing to Mr. Goldstein, c/o Generac Holdings Inc., S45 W29290 Hwy. 59, Waukesha, WI 53189.

 Code of Ethics and Business Conduct

        We have adopted a Code of Ethics and Business Conduct (the "Code"), that applies to all of our directors, officers and employees, including our principal executive officer and principal financial accounting officer. Copies of the Code are posted on our website at www.generac.com. Any amendments to, or waivers under, our Code which are required to be disclosed by the rules promulgated by the SEC will be disclosed on the Company's website at www.generac.com.

Corporate Governance Guidelines

        We have adopted Corporate Governance Guidelines. These guidelines outline the role of our Board of Directors, the composition and operating principles of our Board of Directors and its committees and our Board of Directors' working process. Copies of our Corporate Governance Guidelines are posted on our website at www.generac.com.

Section 16(a) Beneficial Ownership Reporting Compliance

        Based upon a review of our records, all reports required to be filed pursuant to Section 16(a) of the Securities Exchange Act of 1934 were filed on a timely basis with the one exception of one Form 4 which was inadvertently filed late by CCMP Capital, LLC on February 13, 2012.

Compensation Committee Interlocks and Insider Participation

        During 2011, the members of our Compensation Committee were Messrs. Timothy Walsh and John D. Bowlin. No member of the Compensation Committee was, during 2011 or previously, an officer or employee of Generac or its subsidiaries. In addition, during 2011, there were no compensation committee interlocks required to be disclosed.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

        The following table shows information regarding the beneficial ownership of our common stock by:

  •
  each person or group who is known by us to own beneficially more than 5% of our common stock;

  •
  each member of our Board of Directors and each of our executive officers; and

  •
  all members of our Board of Directors and our named executive officers as a group.

        Beneficial ownership of shares is determined under rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

        Except noted by footnote, all stockholdings are as of April 26, 2012 and the percentage of beneficial ownership is based on 67,946,135 shares of common stock outstanding as of April 26, 2012.

Unless otherwise indicated, the address for each holder listed below is c/o Generac Holdings Inc., S45 W29290 Hwy. 59, Waukesha, Wisconsin 53189.

Name and address of beneficial owner	Number of shares	Percentage of shares
Principal stockholders
CCMP Capital, LLC(1)	39,912,998	58.7%
Baron Capital Group, Inc.(2)	4,369,038	6.5%
Directors and Named Executive Officers(3)
Aaron Jagdfeld	1,124,881	1.7%
York A. Ragen	152,222	0.2%
Dawn Tabat	1,415,483	2.1%
Terry Dolan	65,971	0.1%
Russ Minick	32,083	*
John D. Bowlin	68,106	0.1%
Edward A. LeBlanc	20,009	*
Barry J. Goldstein	40,404	0.1%
Stephen Murray(1)	39,912,998	58.7%
Timothy Walsh(1)	39,912,998	58.7%
David Ramon	22,770	*
All members of the Board of Directors and executive officers as a group (15 persons)(4)	43,210,726	63.6%

*
Less than 0.1%

(1)
In the case of CCMP Capital, LLC, or CCMP Capital, includes 24,195,367 shares of common stock owned by CCMP Capital Investors II, L.P., or CCMP Capital Investors, 3,225,209 shares of common stock owned by CCMP Capital Investors (Cayman) II, L.P., or CCMP Cayman, and together with CCMP Capital Investors, the CCMP Capital Funds, and 12,477,487 shares of common stock owned by CCMP Generac Co-Invest, L.P., or Generac Co-Invest.

The general partner of the CCMP Capital Funds is CCMP Capital Associates, L.P., or CCMP Capital Associates. The general partner of CCMP Capital Associates is CCMP Capital Associates GP, LLC, or CCMP Capital Associates GP. CCMP Capital Associates GP is wholly-owned by CCMP Capital. The general partner of Generac Co-Invest is CCMP Generac Co-Invest GP, LLC, or Generac Co-Invest GP. Generac Co-Invest GP is wholly-owned by CCMP Capital.

CCMP Capital ultimately exercises voting and dispositive power over the shares held by the CCMP Capital Funds and Generac Co-Invest. Voting and disposition decisions at CCMP Capital with respect to such shares are made by an investment committee, the members of which are Stephen Murray, Greg Brenneman and Timothy Walsh.

Stephen Murray is President and Chief Executive Officer of CCMP Capital. Timothy Walsh is a Managing Director of CCMP Capital. The address of each of Messrs. Murray and Walsh and each of the CCMP Capital entities (other than CCMP Cayman) is c/o CCMP Capital, LLC, 245 Park Avenue, New York, New York 10167. The address of CCMP Cayman is c/o Walkers Corporate Services Limited,, Walker House, 87 Mary Street, George Town KY1-9005, Grand Cayman, Cayman Islands.

Each of Messrs. Murray, Walsh and Brenneman disclaims any beneficial ownership of any shares beneficially owned by the CCMP Capital Funds or Generac Co-Invest.

The number of shares beneficially owned by CCMP Capital and its affiliates includes shares of common stock granted to Messrs. Murray and Walsh in their capacity as directors, because CCMP Capital may be deemed to have voting and dispositive power over those shares.

Except for the information regarding the titles of Mr. Murray and Mr. Walsh, which were obtained from the Company's records, the information in this Footnote 1 was obtained from a Schedule 13G filed by CCMP Capital, the CCMP Capital Funds, Generac Co-Invest, and Messrs. Murray, Walsh and Brenneman on February 14, 2012.

(2)
Based on information obtained from a Schedule 13D filed by Baron Capital Group, Inc., BAMCO, Inc., Baron Capital Management, Inc. and Ronald Baron (collectively, "Baron Capital") on February 14, 2012. According to that report, Baron Capital possesses shared power to vote or to direct the voting of 3,888,788 of such shares and possesses shared power to dispose or to direct the disposition of 4,369,038 of such shares. In addition, according to that report, Baron Capital's business address is 767 Fifth Avenue, 49th Floor, New York, NY 10153.

(3)
With respect to Messrs. Jagdfeld and Ragen, Ms.Tabat and Messrs. Dolan, the number of shares beneficially owned includes 451,516, 104,196, 104,196, and 36,606 shares respectively, which may be acquired pursuant to options issued under the Omnibus Plan because such options are exercisable within 60 days. The number of shares beneficially owned by Messrs. Murray and Walsh is the total shares they may be deemed to be beneficial owners of as a consequence of their being members of a CCMP Capital investment committee.

(4)
Includes shares beneficially owned by CCMP Capital, as a result of Messrs. Murray and Walsh potentially being deemed beneficial owners of such shares as a consequence of their being members of a CCMP Capital investment committee. See Footnote 1 above.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation philosophy and objectives

        Generac's executive compensation policy, as established by our Compensation Committee, is designed to drive share value creation over the long term. Generac's compensation philosophy is based on total compensation competitiveness as it relates to our performance and external competitive references. The principal components of total compensation, including base pay, annual incentive and long-term incentives are designed to attract, retain and reward high caliber executive talent and motivate executives to achieve sustainable share value creation.

        Generally, the total direct compensation of Generac, including base pay, bonus and equity compensation, is performance based and market driven. The Compensation Committee believes this construct results in a fair level of pay for target performance, and an above market opportunity if the executive team builds share value in a sustainable way.

        The Compensation Committee looks to the aggregate target total cash compensation for named executive officers to determine base salary and cash bonus opportunities. The Compensation Committee approves an annual variable compensation plan targeted to pay at competitive levels as described further below, provided that pre-established individual and Generac performance goals are achieved. The Compensation Committee engaged AON Hewitt ("Hewitt") as its independent compensation consultant in 2010. In that role, Hewitt supplied the committee with survey data with respect to similarly sized manufacturing companies which was used to make compensation decisions at the beginning of 2011. Hewitt provided advice on market practices, as well as support regarding specific compensation decisions for our chief executive officer, chief financial officer and each of our three other most highly compensated executive officers (referred to as our "named executive officers").

        The Compensation Committee engaged Pearl Meyer & Partners, LLC ("PM&P") as its independent compensation consultant in November of 2011. PM&P provided the Compensation Committee with compensation data with respect to similarly sized manufacturing companies which was used to make compensation decisions for 2012. PM&P consulted with the Compensation Committee regarding base pay, annual incentive plan design, and long term incentive plan design for 2012.

        Messrs. Jagdfeld and Ragen shall establish an annual budget that will include sales targets and other performance-related goals, which the Compensation Committee may consult in making decisions with respect to bonuses and other payments. The Compensation Committee may also approve the grant of equity-based awards from time to time, the value of which is intended to retain and motivate our named executive officers, as well as align a portion of their compensation with our performance.

        The Committee reviews general manufacturing industry compensation data adjusted for our size, structure and pay philosophy; however, the Committee does not identify a specific peer group for the purpose of benchmarking executive compensation. The Committee uses market data to set a broad contextual backdrop for its deliberations, and not as a directive to set pay at certain levels. Of equal or greater importance when setting pay levels is the Committee's evaluation of the performance, talent and skill sets of our executive officers, the performance of the Company, and broader economic considerations.

        In its compensation process, the Compensation Committee considers whether the Company's executive compensation and benefits program are aligned with the interests of the Company's stockholders. In that respect, as part of its on-going review of the Company's executive compensation program, the Compensation Committee considered the affirmative stockholder "say on pay" vote at the Company's prior annual meeting of stockholders and determined that the Company's executive compensation philosophy, compensation objectives, and compensation elements continued to be appropriate and did not make any changes to the Company's executive compensation program in response to such stockholder vote.

Role of the Compensation Committee

        Our Compensation Committee discharges the responsibility of the Board of Directors relating to the compensation of the named executive officers. In 2011, the members of the Compensation Committee were Messrs. Timothy Walsh and John D. Bowlin.

        The Compensation Committee annually reviews our goals and objectives related to the compensation of the named executive officers. During that review, the Compensation Committee considers the balance between short-term cash compensation and long-term incentives, evaluates the performance of the named executive officers in light of established goals and objectives, considers our prior performance and our relative stockholder return and sets the compensation levels of the named executive officers based on that evaluation. In addition, the Chief Executive Officer and Vice President, Human Resources provide the Compensation Committee with additional analyses and recommendations which reflects such factors as level of experience, time at position and applicable skill set as to the compensation of the named executive officers, although neither the Chief Executive Officer nor the Vice President, Human Resources makes recommendations with respect to his or her own compensation. The Compensation Committee uses market data in addition to considering the factors described above, to determine appropriate total cash compensation levels (consisting of base salary and cash bonus targets) for the named executive officers. The Compensation Committee has generally targeted total cash compensation for our named executive officers below the market median, and it has targeted long term incentives at or above the market median, with the goal of setting total direct compensation at or above the market median. However, annual incentive opportunity is set such that if the Company achieves outstanding financial performance in a particular year, total cash compensation can be above the market median. As discussed below, 2011 was an outstanding year, with the result that the named executive officers received annual bonus payouts in excess of target annual bonuses.

        Additionally, in making subjective evaluations of the overall performance of named executive officers, the Compensation Committee considers the named executive officers' performance from the perspective of our core values, which include practicing integrity, driving innovation, operating lean, continually improving quality, developing employees, and environmental stewardship.

Components of compensation

  Base salary

        In 2011, the Compensation Committee approved an increase for Messrs. Ragen and Dolan to recognize their contributions to Generac and more closely align their base salary positions with market. Mr. Ragen received a $38,500 increase to his base salary to $285,000. Mr. Dolan received a $10,000 increase to his base salary to $250,000. In August 2011, Mr. Dolan also received a $50,000 increase to his base salary to $300,000 to reflect a change in responsibilities. No other named executive officer received an increase to base salary in 2011.

        In February 2012, the Compensation Committee approved a $50,000 increase to Mr. Jagdfeld's base salary to bring it to $550,000. The 2012 base salary adjustment recognized his contributions to Generac and more closely aligns his base salary position with market. Also in February 2012, the Compensation Committee approved an increase to Mr. Ragen's base salary, to bring it to $300,000 annually and a base salary adjustment to bring Mr. Dolan's base salary to $315,000. As in the case of the increase for Mr. Jagdfeld, the 2012 base pay adjustments for Messrs. Ragen and Dolan recognize their contributions to Generac, and further aligned their base salary positions with market.

  Annual performance bonus plan: cash incentive

        Under the Annual Performance Bonus Plan the Compensation Committee approved the 2011 Executive Management Incentive Plan. In 2011, participants, including the named executive officers, were eligible for an annual cash bonus based upon target bonus award levels, or Target Bonus Levels. In 2011, Mr. Jagdfeld's Target Bonus Level was 75% of his base salary with a maximum cash bonus of 187.5%. Target Bonus Levels for other named executive officers were equal to 30% of base salary for Mr. Dolan, 35% of base salary for Ms. Tabat, and Mr. Ragen, 50% of base salary for Mr. Minick. Maximum bonuses were equal to 75% of base salary for Mr. Dolan, 87.5% of base salary for Ms. Tabat and Mr. Ragen, and 125% of base salary for Mr. Minick. As indicated above, maximum bonus percentage amounts allow for executives to achieve cash compensation which is near or above the market median in a good year.

        Target Bonus Levels are divided into two components. Twenty five (25%) percent of the Target Bonus is paid for the achievement of individual goals. For 2011, individual goals for each named executive officer were based on the Company's strategic plan for growth, including growing the residential market, increasing industrial market share, diversifying products, expanding geographically and maintaining profitability. Individual performance bonuses are funded and calculated only if the Company achieves a threshold Adjusted EBITDA performance goal for the year. All or a portion of the remaining 75% of the Target Bonus is paid depending on the Company's performance against the Adjusted EBITDA goal. If the Adjusted EBITDA goal is exceeded, as set forth below, amounts greater than 75% of the Target Bonus can be paid. In no event, however, can the individual portion of bonus exceed 25% of the Target Bonus Level, regardless of the Company's Performance against Target Adjusted EBITDA.

        In 2011, Target Adjusted EBITDA was $165 million. This excludes EBITDA attributable to the acquisition of Magnum Products LLC. Adjusted EBITDA is defined as Earnings before Interest, Taxes, Depreciation and Amortization as defined and reported in the credit agreement between the Company and its lenders. The Target Adjusted EBITDA multiplier is a number on a sliding scale ranging from zero (0) to three (3). The multiplier is used in the bonus calculation to determine the actual bonus payment with a multiple of 0 for achieving 96.4% or less of Target Adjusted EBITDA, a multiple of 1 for achieving 100.0% of Target Adjusted EBITDA, a multiple of 2 for achieving 108.5% of Target Adjusted EBITDA, and a multiple of 3 for achieving 117% of Target Adjusted EBITDA.

        For 2011, actual Company Adjusted EBITDA was $182.5 million, excluding Magnum Products. This resulted in the financial performance portion of the award paid at a multiple of 2.2 times target, based on the Company's outstanding performance. Award levels for each Named Executive Officer were as follows:

Executive	Individual Portion of Bonus	Target Adjusted EBITDA Portion of Bonus	Total Bonus
Mr. Jagdfeld	$82,500	$618,750	$701,250
Ms. Tabat	$33,075	$259,875	$292,950
Mr. Ragen	$21,945	$164,588	$186,533
Mr. Minick	$12,520	$97,218	$109,738
Mr. Dolan	$18,000	$148,500	$166,500

        For 2012, Messrs. Ragen and Dolan have had their target bonus opportunity increased to 50 percent of base pay. The target bonus for the three other Named Executive Officers remains at 2011 levels.

  Equity-based compensation

        In connection with our initial public offering, the Company adopted the 2010 Equity Incentive Plan. The 2010 Equity Incentive Plan provides for grants of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, other stock-based awards and performance-based compensation. The purpose of the 2010 Equity Incentive Plan is to attract, retain and motivate highly competent officers, directors, employees and other service providers by providing them with appropriate incentives and rewards either through a proprietary interest in our long-term success or compensation based on their performance in fulfilling their individual responsibilities.

        For 2011, only Mr. Dolan and Mr. Minick received equity compensation awards. Mr. Dolan received options and time vested restricted stock. The grant to Mr. Dolan aligns his equity compensation at a market competitive level. Mr. Minick received a grant of options and time vested stock in 2011 as part of a new hire grant.

        For 2012, the Compensation Committee determined that 50% of each executive's long term incentive grant was to be made in the form of time vested stock options, with 25% vested each year from the time of the grant. The Committee determined that the other 50% of each executive's long term incentive grant would take the form of time vested restricted stock. One half of the time vested restricted stock grant would vest ratably, over a three year period. The other half of the time vested restricted stock grant would vest 50% at the end of the fourth year following the grant, and 50% at the end of the fifth year following the grant with accelerated performance vesting at the end of year three if the performance vesting metrics are achieved by December 31, 2014. The performance vesting restricted stock granted to each named executive officer represents 25% of the 2012 annual grant. Each Named Executive Officer will receive three years' worth of value of restricted stock subject to performance vesting to align the grant with the performance period. Accordingly, restricted stock grants made in subsequent years will adjust for the impact of this grant.

        The amount of 2012 the long term incentive award for each executive was determined, in part, by reference to relevant market data.

  Pension plans

        We provide retirement benefits to certain named executive officers under the terms of the Generac Power Systems Inc. Salaried, Technical & Clerical Employees Pension Plan (the "Plan"). The Plan is a tax qualified benefit pension plan. The Plan was frozen effective December 31, 2008, resulting in a cessation of all future benefit accruals under the Plan. The named executive officers participate in the Plan on the same terms as our other participating employees.

  Other

        In September 2010, the Compensation Committee approved stock ownership guidelines applicable to the Company's officers at the vice president and above level and members of our Board of Directors. The Committee believes that it is in the best interest of Generac and its stockholders to align the financial interests of the Company's officers and directors with those of Generac's stockholders by requiring participants to establish and maintain a permanent minimum ownership position in Company stock, and by limiting the ability to sell Company stock until guideline ownership levels have been achieved. In addition, the Committee believes that the investment community values stock ownership by such officers and that share ownership demonstrates a commitment to and belief in the long-term strategic direction of Generac.

        Accordingly stock ownership guidelines have been established for the Company's officers and directors. In 2011 a total of 25 individuals, including all of the named executive officers, were covered under this stock ownership policy as follows:

Position/Level	Multiple of Salary Requirement
CEO	4.0X annual base pay
Directors	4.0X annual equity compensation
CFO, COO, EVP & SVP	2.0X annual base pay
Vice President	1.0X annual base pay

        Participants are expected to build ownership value over time as a result of their performance and participation in the Company's equity compensation programs. Under the guidelines, no time period is specified for compliance. The following retention ratios will apply to each executive based on years of service and percentage of the guideline that has been achieved. Under the stock ownership guidelines, (i) an executive that has met 50% of the multiple of salary guideline and has less than 5 years of service has a 50% retention ratio, (ii) an executive that has met 50% of the multiple of salary guideline and has five or more years of service has a 25% retention ratio and (iii) an executive that has met less than 50% of the multiple of salary guideline has a 75% retention ratio. The Committee will assess progress towards meeting the guidelines on an annual basis.

        In February 2012 the Compensation Committee approved changes to the guidelines to reduce the Director requirement to 3.0X annual equity retainer with 5 years to meet their minimum requirement. Directors Murray and Walsh have an indirect interest in the shares owned by CCMP Capital, and are not subject to the share ownership requirements.

        The Compensation Committee acknowledges the 10b5-1 trading plans for Mr. Jagdfeld and Ms. Tabat effective March 2012.

        In 2012 the Compensation Committee recommended that the Board give their unanimous written consent, subject to stockholder approval, that the 2010 Equity Incentive Plan be amended and restated to increase the number of shares authorized for future issuance by 2.5 million additional shares.

REPORT OF THE COMPENSATION COMMITTEE

        Our Compensation Committee has reviewed and discussed the "EXECUTIVE COMPENSATION—Compensation Discussion and Analysis" section with our management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the "EXECUTIVE COMPENSATION—Compensation Discussion and Analysis" section be included in this Proxy Statement, which will be incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Respectfully submitted by the Compensation Committee of the Board of Directors.

Timothy Walsh, Chair John D. Bowlin

2011 Summary Compensation Table

        The following table shows compensation information for 2009, 2010 and 2011 for our named executive officers.

Name and principal position	Year	Salary ($)	Bonus ($)		Stock awards ($)(1)	Option awards ($)(1)	Non- equity incentive plan compensation ($)	Change in pension value ($)	All other compensation ($)(2)	Total ($)
Aaron Jagdfeld	2011	500,000	—		—	—	701,250	40,045	31,984	1,273,279
Chief Executive Officer	2010	496,438	—		1,421,875	7,720,930	—	27,376	40,662	9,707,281
	2009	400,000	—		—	—	84,000	24,629	30,021	538,650
York Ragen	2011	280,362	—		—	—	186,533	5,433	21,286	493,614
Chief Financial Officer	2010	246,500	—		284,375	1,781,752	—	6,713	14,540	2,333,880
	2009	183,086	—		—	—	51,765	2,679	6,934	244,464
Dawn Tabat	2011	450,000	—		—	—	292,950	153,400	30,680	927,030
Chief Operating Officer	2010	450,000	—		—	1,781,752	—	148,991	28,973	2,409,716
and Secretary	2009	450,000	—		—	—	94,500	120,137	40,640	705,277
Russell Minick(3)	2011	126,580	75,000	(5)	216,004	504,006	34,738	—	11,635	967,963
Executive Vice President	2010	—	—		—	—	—	—	—	—
Residential Products	2009	—	—		—	—	—	—	—	—
Terrence Dolan(4)	2011	265,922	—		50,002	190,007	166,500	—	5,160	677,591
Executive Vice President	2010	—	—		—	—	—	—	—	—
Industrial Products	2009	—	—		—	—	—	—	—	—

(1)
The amounts reported for 2011 represent the aggregate grant date fair value for awards of restricted stock and stock options granted to Messrs. Minick and Dolan and are computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Subtopic 718-10. See Note 10 to the Consolidated Financial Statements included in our Annual Report on form 10-K for the year ended December 31, 2011 for a discussion of the relevant assumptions used in calculating these amounts. All amounts represent potential future income calculated for financial reporting purposes; actual amounts recognized by the named executive officers may be materially different depending on, among other things, the Company's stock price performance and the period of service of the executive. The restricted stock vests 100% on the third anniversary of the grant date and the stock options vest 20% annually from the grant date.

(2)
All other compensation represents the employer matching contributions and employer non-elective contributions of defined contribution plan and cash payouts of unused vacation. Included in the number for Mr. Jagdfeld is $17,308 for unused 2011 vacation time. Included in the number for Mr. Ragen is $11,510 for unused 2011 vacation time. Included in the total for Mrs. Tabat is $14,700 for the 2011 employer non-elective contributions. Included in the total for Mr. Minick is $10,962 for relocation payments.

(3)
Mr. Minick commenced employment with the Company on August 22, 2011.

(4)
Mr. Dolan became a named executive officer in 2011.

(5)
This amount represents a guaranteed bonus per Mr. Minick's offer of employment.

 Grants of Plan-Based Awards in 2011

        The following table indicates potential cash incentive compensation under our Incentive Compensation Plan based on 2011 performance and equity awards granted in 2011.

		Possible payouts under non-equity incentive plan awards(1)				All other stock awards: number of shares of stock or units (#)	All other option awards: number of securities underlying options (#)	Exercise or base price of option awards ($/sh)	Closing market price on date of grant ($/sh)		Grant date fair value of stock and option awards ($)(2)
Name	Grant Date	Threshold ($)		Target ($)	Maximum ($)
Aaron Jagdfeld	—	75,000		375,000	937,500	—	—	—	—		—
York Ragen	—	19,950		99,750	249,375	—	—	—	—		—
Dawn Tabat	—	31,500		157,500	393,750	—	—	—	—		—
Russell Minick	—	75,000	(3)	75,000	147,300	—	—	—	—		—
	8/22/11	—		—	—	12,595	—	—	—		216,004
	8/22/11	—		—	—	—	56,299	$17.15	—		504,006
Terrence Dolan	—	18,000		90,000	225,000	—	—	—	—		—
	5/17/11	—		—	—	2,817	—	—	—		50,002
	5/17/11	—		—	—	—	20,497	$17.75	$17.78	(4)	190,007

(1)
Under the Annual Performance Bonus Plan, the Compensation Committee approved a 2011 Executive Management Incentive Plan. For 2011, participants, including the named executive officers, are eligible for a bonus award. Target Bonus Levels are divided into two components. Twenty five (25%) percent of the Target Bonus is paid for the achievement of individual goals. For 2011, the five individual goals for each named executive officer were based on the Company's three year strategic plan for growth, including growing the residential market, increasing industrial market share, diversifying products, expanding geographically and maintaining profitability. Individual performance bonuses are funded and calculated only if the Company achieves a threshold Adjusted EBITDA performance goal for the year. All or a portion of the remaining 75% of the Target Bonus is paid depending on the Company's performance against the Adjusted EBITDA goal. If the Adjusted EBITDA goal is exceeded, as set forth below, amounts greater than 75% of the Target Bonus can be paid. In no event, however, can the individual portion of bonus exceed 25% of the Target Bonus Level, regardless of the Company's Performance against Target Adjusted EBITDA. In 2011, Target Adjusted EBITDA was $165 million. This excludes EBITDA attributable to the acquisition of Magnum Products LLC. Adjusted EBITDA is defined as Earnings before Interest, Taxes, Depreciation and Amortization as defined and reported in the credit agreement between the Company and its lenders. The Target Adjusted EBITDA multiplier is a number on a sliding scale ranging from zero (0) to three (3). The multiplier is used in the bonus calculation to determine the actual bonus payment with a multiple of 0 for achieving 96.4% or less of Target Adjusted EBITDA, a multiple of 1 for achieving 100.0% of Target Adjusted EBITDA, a multiple of 2 for achieving 108.5% of Target Adjusted EBITDA, and a multiple of 3 for achieving 117% of Target Adjusted EBITDA.

(2)
Represents restricted stock and stock options granted in 2011 under the 2010 Equity Incentive Plan. Amount reported in the "Grant date fair value of stock and option awards" column represents the grant date fair value of restricted stock ($17.15 and $17.75 for Messrs. Minick and Dolan respectively) and stock options ($8.95 and $9.27 for Messrs. Minick and Dolan respectively). The grant date fair values were computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Subtopic 718-10. The restricted stock vests 100% on the third anniversary of the grant date and the stock options vest 20% annually from the grant date.

(3)
Mr. Minick's offer of employment included a guaranteed bonus for 2011 of $75,000 which is reflected as his Target bonus. The Maximum possible payout is prorated for 2011 based on the number of days he actually worked in 2011.

(4)
The exercise price was calculated using the average of the high and low stock prices on May 16, 2011.

 2011 Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2011:

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option Exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)
Aaron Jagdfeld	225,758	903,033	(1)	$13.00	02/10/20	109,375	(4)	3,065,781
York Ragen	52,098	208,392	(1)	$13.00	02/10/20	21,875	(4)	613,156
Dawn Tabat	52,098	208,392	(1)	$13.00	02/10/20	—		—
Russell Minick	—	56,299	(2)	$17.15	08/22/21	12,595	(5)	353,038
Terrence Dolan	—	104,196	(1)	$13.00	02/10/20	9,844	(4)	275,927
Terrence Dolan	—	20,497	(3)	$17.75	05/17/21	2,817	(6)	78,961

(1)
These options were granted on February 10, 2010, and vest in 20% increments on each of the first though fifth year anniversaries of the date of grant.

(2)
These options were granted on August 22, 2011, and vest in 20% increments on each of the first though fifth year anniversaries of the date of grant.

(3)
These options were granted on May 17, 2011, and vest in 20% increments on each of the first though fifth year anniversaries of the date of grant.

(4)
Represents an award of restricted stock that vests on February 10, 2013.

(5)
Represents an award of restricted stock that vests on August 22, 2014.

(6)
Represents an award of restricted stock that vests on May 17, 2014.

Option Exercises and Stock Vested in 2011

        The following table sets forth information regarding option exercises and the vesting of stock awards during 2011 for our named executive officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Dolan, Terrence	26,049	$329,259	—	—

 Pension Benefits for 2011

        The following table presents information regarding the present value of accumulated benefits that may become payable to the named executive officers under the Plan.

Name	Plan Name	Year	Number of years credited service	Present value of accumulated benefit(1)	Payments during last fiscal year
Aaron Jagdfeld	Generac Power Systems, Inc.	2011	14	$178,250	—
	Salaried, Technical & Clerical Employees Pension Plan
York Ragen	Generac Power Systems, Inc.	2011	3	24,222	—
	Salaried, Technical & Clerical Employees Pension Plan
Dawn Tabat	Generac Power Systems, Inc.	2011	36	1,169,607	—
	Salaried, Technical & Clerical Employees Pension Plan
Russell Minick	Generac Power Systems, Inc.	2011	0	—	—
	Salaried, Technical & Clerical Employees Pension Plan
Terrence Dolan	Generac Power Systems, Inc.	2011	0	—	—
	Salaried, Technical & Clerical Employees Pension Plan

(1)
The accumulated benefit is based on service and earnings considered by the Plan for the period through December 31, 2008, at which time the Plan was frozen. Present value has been calculated assuming the named executive officers will remain in service until age 65, the age at which retirement may occur without any reduction in benefits, and that the benefit is payable under the available forms of annuity consistent with the Plan. The interest assumption is 5.22%. The post retirement mortality assumption is based on the RP 2000 Combined Healthy Mortality for Males or Females, as appropriate, projected to 2010 with Projection Scale AA. For purposes of calculating benefits, average annual compensation is limited by Section 401(a)(17) of the Internal Revenue Code and is based upon wages, salaries and other amounts paid to the employee. Under the Plan, a participant earns a vested right to an accrued benefit upon completion of five years of vesting service. See Note 9—Benefit Plans to our consolidated financial statements in the 2011 Annual Report on form 10-K for more information.

Employment Agreements and Severance Benefits

        Mr. Jagdfeld and Ms. Tabat are each subject to an employment agreement with the Company. Mr. Jagdfeld's term of employment will end on January 14, 2015, and Ms. Tabat's employment agreement was amended in November 2011 to extend the term of employment through November 10, 2012, unless either term of employment is terminated at an earlier time.

        Pursuant to Mr. Jagdfeld's employment agreement, he is entitled to an annual base salary of $500,000, which amount may be increased by our Compensation Committee in its discretion. Mr. Jagdfeld's employment agreement further provides that he is eligible to receive an annual bonus in accordance with our Annual Performance Bonus Plan and his target annual bonus is equal to 75% of his base salary. In February 2012, Mr. Jagdfeld's base salary was increased to $550,000.

        Pursuant to Ms. Tabat's employment agreement, she is entitled to an annual base salary of $450,000, which amount may be increased by our Compensation Committee in its discretion.

Ms. Tabat's employment agreement further provides that she is eligible to receive an annual bonus in accordance with our Annual Performance Bonus Plan and her target annual bonus is equal to 35% of her base salary. In the event either Mr. Jagdfeld or Ms. Tabat's employment is terminated by us without Cause or by the executive for Good Reason, we are obligated to provide severance benefits.

        Cause is defined as the executive's: (a) willful and continued failure to substantially perform his/her duties; (b) gross negligence or willful misconduct in the performance of his or her duties; (c) commission of fraud, embezzlement, misappropriation of funds, breach of fiduciary duty or a material act of dishonesty against us; (d) indictment for a felony; or (e) drug addiction or habitual intoxication that adversely effects his or her performance or the reputation or best interests of the Company.

        In Mr. Jagdfeld's employment agreement, Good Reason is defined as: (a) a reduction in excess of 5% of the executive's base salary or target bonus opportunity, excluding across the board reductions affecting all senior executives; (b) a material reduction of the executive's duties or responsibilities that has not been cured within 20 days after written notice has been given; (c) a failure of the Company to make available to the executive the type of employee benefits which are available to the executive as of January 14, 2010; (d) a requirement by us that the executive be based in an office that is 50 miles more than his principal place of employment as of January 14, 2010; and (e) a material breach of any material term or condition of the employment agreement by us that has not been cured within 20 days after written notice has been given.

        In Ms. Tabat's employment agreement, Good Reason is defined as: (a) a reduction in excess of 5% of the executive's base salary or target bonus opportunity, excluding across the board reductions affecting all senior executives; (b) a material reduction of the executive's duties or responsibilities that has not been cured within 20 days after written notice has been given; and (c) a requirement by us that the executive be based in an office that is 50 miles from her principal place of employment as of November 10, 2006.

        All severance payments are subject to the executive's execution and effectiveness of a release of claims in the form attached to each employment agreement, and the executive's continued compliance with a Restrictive Covenant Agreement (as defined herein).

        If we terminate Mr. Jagdfeld's or Ms. Tabat's employment for Cause, or if either executive terminates his or her employment without Good Reason, the executive is entitled only to the obligations already accrued under his or her employment agreement. If we terminate Mr. Jagdfeld's or Ms. Tabat's employment without Cause or if either executive terminates his or her employment for Good Reason, the executive is entitled to (1) any accrued but unpaid base salary and vacation pay through the Termination Date (as defined in each employment agreement), payable within thirty days following such Termination Date, (2) any earned annual bonus for the fiscal year during which the Termination Date occurred (and the annual bonus for the prior fiscal year, if earned but not yet paid), payable in accordance with our usual bonus payment schedule, and (3) continued participation for the executive and his or her spouse and dependents in our medical, hospitalization, dental and life insurance programs for a period of 24 months (18 months in the case of Ms. Tabat) at our expense commencing on the Termination Date, and the executive would be entitled to full COBRA rights following the termination of such benefits. In addition, Mr. Jagdfeld would be entitled to continued payment of his base salary for a period of 24 months commencing on the Termination Date, payable in accordance with our standard payroll practices, and payments equal to 200% of the executive's target annual bonus for the year in which the Termination Date occurs, payable in equal installments over a period of 24 months commencing on the Termination Date. Ms. Tabat would be entitled to payment of 150% of her base salary for a period of 18 months commencing on the Termination Date, payable in accordance with our standard payroll practices.

        The following table sets forth the severance benefits that would have been payable to Mr. Jagdfeld and Ms. Tabat if we had terminated Mr. Jagdfeld's or Ms. Tabat's employment agreement without Cause on December 30, 2011 or if either of them terminated his or her employment agreement for Good Reason:

Executive	Severance Period	Salary	Bonus	Benefits	Value of Accelerated Equity(1)	Total
Aaron Jagdfeld	24 months	$1,000,000	$750,000	$28,649	$20,031,510	$21,810,159
Dawn Tabat	18 months	$1,012,500	$—	$6,890	$3,915,165	$4,934,555

(1)
Represents the value of the long-term incentive awards to be received upon a qualifying termination of employment. Under the terms of the restricted stock agreements and option agreements, if within the one year period following a change in control, the participant's employment is terminated without cause, the participant's outstanding restricted stock and stock options shall vest as of the date of such termination of employment. In the case of the outstanding restricted stock awards, the equity value represents the value of the shares (determined by multiplying the closing price of $28.03 per share on December 30, 2011 by the number of unvested shares of restricted stock that would vest upon termination of employment). In the case of option awards, the equity value was determined by multiplying (i) the spread between the exercise price and the closing price of $28.03 per share on December 30, 2011 and (ii) the number of unvested option shares that would vest following termination

        Simultaneously with the execution of each employment agreement, we entered into a confidentiality, non-competition and intellectual property agreement, or Restrictive Covenant Agreement. Pursuant to each of the Restrictive Covenant Agreements, Mr. Jagdfeld and Ms. Tabat have agreed to maintain Confidential Information (as defined in each Restrictive Covenant Agreement) in confidence and secrecy and have agreed not to compete with us or solicit any of our employees during his or her employment and for a period following 24 months (18 months in the case of Ms. Tabat) after his or her termination.

        Although they have not entered into employment agreements, Mr. Ragen, Mr. Dolan and Mr. Minick have signed employee nondisclosure and noncompete agreements. Our salary and bonus arrangements with Mr. Ragen, Mr. Dolan and Mr. Minick are described under "—Compensation Discussion and Analysis—Components of compensation."

        Additionally, we entered into Change in Control Severance Agreements with Messrs. Ragen, Dolan and Minick, under which each executive is entitled to severance benefits under certain circumstances following a Change in Control. Under the agreements, an executive is entitled to severance benefits upon termination of employment by us without Cause or by the executive for Good Reason during the twelve-month period following a Change in Control. The term of each agreement commenced on January 14, 2010 for Messrs. Ragen and Dolan and on October 3, 2011 for Mr. Minick and continues until one year after a Change in Control. The Compensation Committee approved the terms of these agreements which it indicates to be similar to agreements prevalent within our industry and for companies of similar size and structure.

        Under the agreements, a Change in Control is defined as a: (a) change in our ownership, such that any one person or more than one person acting as a group, other than a subsidiary, CCMP, an affiliate of CCMP or a group that includes CCMP or an affiliate of CCMP, acquires ownership of our stock that constitutes more than 50% of the total fair market value or total voting power of our stock; (b) change in effective control, such that the individuals who constitute our Board of Directors as of January 14, 2010 cease for any reason to constitute at least a majority of the Board of Directors during any twelve-month period, provided, however, that (i) if the election or nomination for election by our stockholders of any new director was approved by a vote of at least a majority of the existing Board of Directors, then such new director shall be considered a member of the existing Board of Directors, and (ii) any reductions in the size of the Board of Directors that are instituted by the existing Board of Directors shall not constitute a Change in Control, and that after such reduction, the existing Board of Directors shall mean the Board of Directors as so reduced; and (c) change in the ownership of a substantial portion of our assets, such that one person or more than one person acting as a group, other than a subsidiary, CCMP, an affiliate of CCMP or a group that includes CCMP or an affiliate of CCMP, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by the person or persons) our assets that have a total gross fair market value (as determined in good faith by the Board of Directors without regard to any liabilities associated with such assets) of more than 50% of the total gross fair market value of all our assets immediately prior to such acquisition or acquisitions.

        Cause is defined as the executive's: (a) material breach of any of his obligations under any written agreement with us or our affiliates; (b) material violation of any of our policies, procedures, rules and regulations applicable to employees generally or to similarly situated employees, as they may be amended from time to time; (c) failure to reasonably and substantially perform his duties, other than as a result of physical or mental illness or injury; (d) willful misconduct or gross negligence that has caused or is reasonably expected to result in material injury to our business, reputation or prospects; (e) fraud or misappropriation of funds; or (f) commission of a felony or other serious crime involving moral turpitude.

        Good Reason is defined as: (a) a material and adverse reduction in the nature or scope of the authority or title held by the executive or duties assigned to the executive; or (b) the relocation of the executive's principal place of employment more than 50 miles from its location within one year of the effective date of the Change in Control; provided that written notice must be provided to us within 60 days following the occurrence of such event and the we have 30 days to cure such event.

        If we terminate the employment of the executive without Cause or if the executive terminates his employment for Good Reason during the twelve-month period following a Change in Control, the executive is entitled to receive from us: (1) a cash amount equal to any accrued but unpaid base salary and vacation pay through the date of the executive's termination of employment, payable within 30 days following the date of the executive's termination of employment; (2) a cash amount equal to 12 months of the executive's base salary as of the date of the executive's termination of employment, which shall be paid in accordance with our normal payroll practices over the twelve-month period following the date of the executive's termination of employment; (3) a cash amount equal to one times the executive's base salary multiplied by the executive's target annual bonus level for the fiscal year during which the executive's termination of employment occurs, which shall be paid in accordance with our normal payroll practices over the twelve-month period following the date of the executive's termination of employment; and (4) reimbursement (or direct payment to the carrier) for 12 months following the executive's termination of employment for the premium costs incurred by the executive (and his spouse and dependents, where applicable) to obtain COBRA coverage, pursuant to one of the group health plans sponsored by us, and only if the executive is participating in the group health plan as of the date of termination. Assuming that the agreements were in place, if we had terminated the employment of Messrs. Ragen, Dolan and Minick without Cause or if they terminated their employment for Good Reason on December 30, 2011 and such date was within the twelve-month period following a Change in Control, they would have been entitled to the amounts set forth in the following table:

Executive	Change in Control Severance Period	Salary	Bonus		Benefits	Value of Accelerated Equity(1)	Total
York Ragen	12 months	$285,003	$99,750		$15,818	$4,528,321	$4,928,892
Terry Dolan	12 months	$300,000	$90,000		$15,818	$2,131,663	$2,537,481
Russ Minick	12 months	$350,012	$175,006	(2)	$15,818	$965,571	$1,506,407

(1)
Represents the value of the long-term incentive awards to be received upon a qualifying termination of employment. Under the terms of the restricted stock agreements and option agreements, if within the one year period following a change in control, the participant's employment is terminated by the Company without cause (or by the participant for good reason), the participant's outstanding restricted stock and stock options shall vest as of the date of such termination of employment. In the case of the outstanding restricted stock awards, the equity value represents the value of the shares (determined by multiplying the closing price of $28.03 per share on December 30, 2011 by the number of unvested shares of restricted stock that would vest upon termination of employment). In the case of option awards, the equity value was determined by multiplying (i) the spread between the exercise price and the closing price of $28.03 per share on December 30, 2011 and (ii) the number of unvested option shares that would vest following termination

(2)
This amount represents Mr. Minick's Target bonus, assuming Mr. Minick was employed by Generac for a full year.

        All severance benefits are subject to the executive's execution and the effectiveness of a release of claims and continued compliance with the nondisclosure and noncompete agreement that each executive has entered into.

DIRECTOR COMPENSATION

        The following table shows compensation information for 2011 for our Board of Directors.

Name	Year	Fees earned ($)	Stock awards ($)(1)	Total ($)(3)
Stephen Murray	2011	50,000	50,000	100,000
Timothy Walsh	2011	60,000	50,000	110,000
John D. Bowlin	2011	50,000	50,000	100,000
Edward A. LeBlanc	2011	50,000	50,000	100,000
Barry J. Goldstein	2011	65,000	50,000	115,000
David A. Ramon	2011	50,000	50,000	100,000
Stephen V. McKenna(2)	2011	5,833	—	5,833

(1)
Represents shares received in connection with annual equity portion of compensation. The amounts indicated represent the aggregate grant date fair value for awards of stock, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Subtopic 718-10. See Note 10 to the Consolidated Financial Statements included in our Annual Report on form 10-K for the year ended December 31, 2011 for a discussion of the relevant assumptions used in calculating these amounts.

(2)
Resigned as a member of the Board of Directors effective February 11, 2011.

(3)
As of December 31, 2011, each individual who served as an outside director during 2011 had outstanding the following number of stock awards:

Name	Stock awards (#)
Stephen Murray	5,905
Timothy Walsh	5,905
John D. Bowlin	8,239
Edward A. LeBlanc	8,239
Barry J. Goldstein	5,905
David A. Ramon	7,770
Stephen V. McKenna	3,125

        In 2011, the members of the Board of Directors were compensated for their services as directors, through Board fees of $12,500 per quarter, annual stock grants with a value of $50,000, and reimbursement for out-of-pocket expenses incurred in connection with rendering such services for so long as they serve as directors. The chairman of the Audit Committee received a quarterly fee of $3,750 in cash and the chairman of the Compensation Committee received a quarterly fee of $2,500 in cash.

        In 2012 our directors approved a change in director fees effective March 9, 2012. Commencing on March 9, 2012 our director fees will be increased, with Board of Director fees of $15,000 per quarter, and annual stock grants with a value of $60,000. The fee paid to the Chairman of the Audit Committee increased to $5,000 per quarter. Our reimbursement policy and the fees for the Chairman of the Compensation Committee will remain the same.

        Also commencing in 2012, our directors may elect to receive the equity portion of their annual director fees in cash. Directors who make this election are required to do so in the first quarter of the fiscal year. Notwithstanding the ability of directors to elect to receive the equity portion of their fees in cash, directors are required to comply with the director share ownership requirements maintained by the Company.

RELATED PERSON TRANSACTIONS

Policies for Approval of Related Person Transactions

        We adopted a written policy relating to the approval of related person transactions. Our Audit Committee reviews and approves or ratifies all relationships and related person transactions between us and (1) our directors, director nominees, executive officers or their immediate family members, (2) any 5% record or beneficial owner of our common stock or (3) any immediate family member of any person specified in (1) and (2) above. Our Chief Financial Officer is primarily responsible for the development and implementation of processes and controls to obtain information from our directors and executive officers with respect to related party transactions and for determining, based on the facts and circumstances, whether we or a related person have a direct or indirect material interest in the transaction.

        As set forth in the related person transaction policy, in the course of its review and approval or ratification of a related party transaction, the Audit Committee will consider:

  •
  the nature of the related person's interest in the transaction;

  •
  the availability of other sources of comparable products or services;

  •
  the material terms of the transaction, including, without limitation, the amount and type of transaction; and

  •
  the importance of the transaction to us.

        Any member of the Audit Committee who is a related person with respect to a transaction under review will not be permitted to participate in the discussions or approval or ratification of the transaction. However, such member of the Audit Committee will provide all material information concerning the transaction to the Audit Committee.

        There were no related person transactions since January 1, 2011 and no such transactions are currently proposed.

PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Board of Directors recommends that the stockholders ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ended December 31, 2012. The Audit Committee approved the selection of Ernst & Young LLP as our independent registered public accounting firm for 2012. Ernst & Young LLP is currently our independent registered public accounting firm.

        Although the Company is not required to seek stockholder approval of this appointment, the Board of Directors believes that doing so is consistent with good corporate governance practices. If the appointment is not ratified, the Audit Committee will explore the reasons for stockholder rejection and will reconsider the appointment.

        The Board of Directors recommends a vote FOR ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm.

 Principal Accounting Fees and Services

        Ernst & Young LLP ("E&Y") serves as our independent registered public accounting firm. The following table presents fees paid for audit of our annual consolidated financial statements and all other professional services rendered by E&Y for the years ended December 31, 2011 and 2010.

	For the Years Ended December 31,
	2011	2010
Audit fees	$525,000	$427,575
Audit-related fees(1)	60,100	—
Tax fees	91,300	39,550
All other fees	—	—

Total fees	$676,400	$467,125

(1)
Relates to financial and tax due diligence procedures performed related to the acquisition of Magnum.

        The services provided by E&Y were pre-approved by the Audit Committee. The Audit Committee has considered whether the provision of the above-noted services is compatible with maintaining the independence of the independent registered public accounting firm and has determined, based on advice from E&Y, that the provision of such services has not adversely affected E&Y's independence.

        According to its charter, the Audit Committee is responsible for approving all audit engagement fees, terms and non-audit engagements with the independent auditors on behalf of the Company in advance of providing any service.

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

        As required by Section 14A of the Securities Exchange Act of 1934, we are offering our stockholders an opportunity to cast an advisory vote on the compensation of our named executive officers, as disclosed in this proxy statement. Although the vote is non-binding, we value continuing and constructive feedback from our stockholders on compensation and other important matters. The Board and the Compensation Committee will consider the voting results when making future compensation decisions.

        At the 2011 Annual Meeting of Stockholders, we provided our stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers as disclosed in the proxy statement for the 2011 Annual Meeting, and our stockholders overwhelmingly approved the proposal, with more than 99% of the votes cast in favor. At the 2011 Annual Meeting, we also asked our stockholders to indicate if we should hold an advisory vote on the compensation of our named executive officers every one, two or three years, with our Board recommending an annual advisory vote. Because our Board views it as a good corporate governance practice, and because at our 2011 Annual Meeting more than 98% of the votes cast were in favor of an annual advisory vote, we again are asking our stockholders to approve the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC's rules.

        As described in the "Compensation Discussion and Analysis" section of this proxy statement, we believe that our executive compensation program enables us to attract, retain, and motivate a high-performance executive management team that improves our fundamental financial performance and provides value to the long-term interests of Generac and its stockholders.

        We ask for your advisory vote on the following resolution:

  •
  "RESOLVED, that the stockholders hereby approve the compensation of Generac's named executive officers, as described in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission."

  Your Board unanimously recommends that you vote "FOR" approval of this proposal.

PROPOSAL 4—AMENDMENT OF THE 2010 EQUITY INCENTIVE PLAN

        The Compensation Committee of the Company's Board of Directors has approved, subject to stockholder approval, an amended and restated version of the Company's 2010 Equity Incentive Plan (the "Amended Plan"), in the form attached as Appendix A. Stockholder approval of the Amended Plan will result in the addition of 2.5 million shares of the Company's common stock to the total number of shares reserved for issuance under the Amended Plan. Prior to giving effect to the amendment, 1,483,518 shares of the Company's common stock remain available, as of the date of this proxy statement, for future awards under the 2010 Equity Incentive Plan.

        We are asking stockholders to approve the Amended Plan, as the 2010 Equity Incentive Plan is our principal plan for providing equity incentive compensation to eligible employees, including executive officers, and non-employee directors. The Board and the Compensation Committee believe that the Amended Plan is in the best interest of stockholders and Generac, as equity awards granted under the Amended Plan help to attract, motivate, and retain talented employees and non-employee directors, align employee and stockholder interests, link employee compensation with company performance, and maintain a culture based on employee stock ownership. Equity is a significant component of total compensation for our executive officers.

        Approval of the Amended Plan will also constitute approval, for purposes of Section 162(m) of the Internal Revenue Code, of the performance goals and per-person limits contained in the Amended Plan (described below) that are to be used in connection with awards under the Amended Plan that are intended to qualify as "performance-based" compensation for purposes of Section 162(m). Regulations under Section 162(m) require that performance goals be approved by stockholders.

        If stockholders do not approve the Amended Plan, then the number of shares available for issuance under the Amended Plan will not be increased.

Option Awards

        The following table sets forth the number of options granted over the lifetime of the 2010 Equity Incentive Plan to the individuals and groups indicated as of April 16, 2012. None of the Company's nonemployee directors have received options under the Amended Plan. The following table does not include any shares issued or issuable by the Company pursuant to awards of restricted stock, other stock-based awards, stock appreciation rights, or performance-based compensation.

Name and position	Options granted (number of shares)
Aaron Jagdfeld Chief Executive Officer	1,190,878
York Ragen Chief Financial Officer	278,206
Dawn Tabat Chief Operating Officer	260,490
Russell Minick Executive Vice President Residential Products	78,030
Terrence Dolan Executive Vice President Industrial Products	169,368
All current executive officers as a group(8)	2,607,011
All non-executive directors as a group(7)	0
All other employees, including current officers who are not executive officers, as a group (approximately 2,200 persons as of April 16, 2012)	2,195,482

        The closing price of our common stock on April 16, 2012 was $24.17.

 Material Terms of the Amended Plan

        A summary of the material terms of the Amended Plan is set forth below; however, this summary should be read in conjunction with, and is subject to the specific provisions of the full text of the Amended Plan, as set forth in Appendix A to this proxy statement. Capitalized terms used herein but not defined in this Proposal 4 have the same meaning as defined under the terms of the Amended Plan.

Plan Term:

        January 14, 2010 until January 14, 2020

Eligible Participants:

        Participants will consist of such employees (approximately 2,200 as of the date of this proxy statement), directors (eight, as of the date of this proxy statement) and consultants as the Compensation Committee in its sole discretion determines and whom the Compensation Committee may designate from time to time to receive Awards.

Shares Authorized:

        Prior to giving effect to the amendment, 1,483,518 shares are currently authorized and reserved for future awards pursuant to the 2010 Equity Incentive Plan, subject to adjustmentto reflect stock splits and similar events. If the proposal is approved, an additional 2.5 million shares would be authorized, which would bring the total number of authorized shares to approximately 3,983,518.

Award Types:

  (1)
  Stock options

  (2)
  Restricted stock or shares

  (3)
  Other stock-based awards

  (4)
  Stock appreciation rights ("SARs")

  (5)
  Performance-based compensation

Award Terms:

        Stock options and SARs will have a term determined by the Compensation Committee at the time of grant, but in no event shall such term be greater than 10 years (or, in the case on an incentive stock option granted to a ten percent shareholder, five years).

Adjustments in Authorized Shares.

        In the event of any corporate event or transaction involving the Company, a Subsidiary and/or an Affiliate (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, combination of Shares, exchange of Shares, dividend in kind, amalgamation, or other like change in capital structure (other than normal cash dividends to stockholders of the Company), or any similar corporate event or transaction, the Compensation Committee, to prevent dilution or enlargement of Participants' rights under the Amended Plan, shall substitute or adjust, in its sole discretion, the number and kind of Shares or other property that may be issued under the Amended Plan or under particular forms of Awards, the number and kind of Shares or other property subject to outstanding Awards, the Option Price, grant price or purchase price applicable to outstanding Awards, the Annual Award Limits, and/or other value determinations applicable to the Amended Plan or outstanding Awards.

Change of Control.

        Upon the occurrence of a Change of Control after the Effective Date, the Compensation Committee is authorized (but not obligated) to make adjustments in the terms and conditions of outstanding Awards, including without limitation the following (or any combination thereof):

          (a)   continuation or assumption of such outstanding Awards under the Amended Plan by the Company (if it is the surviving company or corporation) or by the surviving company or corporation or its parent;

          (b)   substitution by the surviving company or corporation or its parent of awards with substantially the same terms for such outstanding Awards (excluding the consideration payable upon settlement of the Awards);

          (c)   accelerated exercisability, vesting and/or lapse of restrictions under outstanding Awards immediately prior to the occurrence of such event;

          (d)   upon written notice, provide that any outstanding Awards must be exercised, to the extent then exercisable, during a reasonable period of time immediately prior to the scheduled consummation of the event, or such other period as determined by the Committee (contingent upon the consummation of the event), and at the end of such period, such Awards shall terminate to the extent not so exercised within the relevant period; and

          (e)   cancellation of all or any portion of outstanding Awards for fair value.

Limitations on Incentive Stock Options.

        Incentive stock options may be granted only to employees of the Company or of a "parent corporation" or "subsidiary corporation" (as such terms are defined in Section 424 of the Code) at the date of grant.

Administration.

        The Amended Plan is administered by the Compensation Committee, which shall have full power to interpret and administer the Amended Plan and award agreements and full authority to select the participants to whom awards will be granted, to determine the type and amount of awards to be granted to each such participant and the terms and conditions of awards and award agreements, and to make such award grants to such participants and enter into the related award agreements.

Amendment, Modification, Suspension, and Termination.

        Subject to the terms of the Amended Plan, the Compensation Committee may amend, alter, suspend, discontinue or terminate the Amended Plan or any portion thereof or any award (or award agreement) thereunder at any time, in its sole discretion. Without limiting the generality of the foregoing, the Compensation Committee may in its sole discretion amend the terms of outstanding awards to reduce the option price of outstanding options or SARs or cancel outstanding options or SARs in exchange for cash, other awards or options or SARs with an option price that is less than the option price of the original options or SARs, and may take such any such action without stockholder approval.

Federal Income Tax Consequences

        The following is a brief summary of certain United States federal income tax consequences generally arising with respect to awards under the Amended Plan. This discussion does not address all aspects of the United States federal income tax consequences of participating in the Amended Plan that may be relevant to participants in light of their personal investment or tax circumstances and does not discuss any state, local or non-United States tax consequences of participating in the Amended Plan. Each participant is advised to consult his or her particular tax advisor concerning the application of the United States federal income tax laws to such participant's particular situation, as well as the applicability and effect of any state, local or non-United States tax laws before taking any actions with respect to any awards.

Stock Options

        A participant will not recognize taxable income at the time an option is granted and the Company will not be entitled to a tax deduction at that time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and the Company will be entitled to a corresponding deduction. A participant will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for at least two years from the date the option was granted and one year from the date it was exercised, any gain or loss arising from a subsequent disposition of those shares will be taxed as long term capital gain or loss, and the Company will not be entitled to any deduction. If, however, those shares are disposed of within the above-described period, then in the year of that disposition the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of (1) the amount realized upon that disposition, and (2) the excess of the fair market value of those shares on the date of exercise over the exercise price, and the Company will be entitled to a corresponding deduction.

SARs

        A participant will not recognize taxable income at the time SARs are granted and the Company will not be entitled to a tax deduction at that time. Upon exercise, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by the Company. This amount is deductible by the Company as compensation expense.

Restricted Stock Awards

        A participant will not recognize taxable income at the time restricted stock is granted and the Company will not be entitled to a tax deduction at that time, unless the participant makes an election to be taxed at that time. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of the grant in an amount equal to the excess of the fair market value of the shares on the date of grant over the amount, if any, paid for those shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for those shares. The amount of ordinary income recognized by making the above-described election or upon the lapse of restrictions is deductible by the Company as compensation expense, except to the extent the deduction limits of Section 162(m) of the Internal Revenue Code apply. In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions lapse will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee), rather than dividend income, in an amount equal to the dividends paid and the Company will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Internal Revenue Code apply.

        A participant will not recognize taxable income at the time a restricted stock unit is granted and the Company will not be entitled to a tax deduction at that time. Upon settlement of restricted stock units, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of any cash paid by the Company. The amount of ordinary income recognized is deductible by the Company as compensation expense, except to the extent the deduction limits of Section 162(m) of the Internal Revenue Code apply.

Performance Awards and Performance Units

        A participant will not recognize taxable income at the time other stock-based awards are granted and the Company will not be entitled to a tax deduction at that time. Upon settlement of other stock-based awards, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by the Company. This amount is deductible by the Company as compensation expense, except to the extent the deduction limits of Section 162(m) of the Internal Revenue Code apply.

Performance-Based Compensation Awards.

        To the extent permitted by Section 162(m) of the IRS Code, the Compensation Committee is authorized to design any award so that the amounts or shares payable or distributed are treated as "qualified performance-based compensation" within the meaning of Section 162(m) of the Code and related regulations.

        The vesting, crediting and/or payment of performance-based compensation shall be based on the achievement of objective performance goals based on one or more of the following performance measures: (a) sales or revenue; (b) earnings per share; (c) measurable achievement in quality, operation and compliance initiatives; (d) objectively determinable measure of non-financial operating and management performance objectives; (e) net earnings (either before or after interest, taxes, depreciation and amortization); (f) economic value-added (as determined by the Compensation Committee); (g) net income (either before or after taxes); (h) operating earnings; (i) cash flow (including, but not limited to, operating cash flow and free cash flow); (j) cash flow return on capital; (k) return on net assets; (l) return on stockholders' equity; (m) return on assets; (n) return on capital; (o) stockholder returns, dividends and/or other distributions; (p) return on sales; (q) gross or net profit margin; (r) productivity; (s) expenses; (t) margins; (u) operating efficiency; (v) customer satisfaction; (w) measurable achievement in quality and compliance initiatives; (x) working capital; (y) debt; (z) debt reduction; (aa) price per share of stock; (bb) market share; (cc) completion of acquisitions; (dd) business expansion; (ee) product diversification; and (ff) new or expanded market penetration. The foregoing criteria shall have any reasonable definitions that the Compensation Committee may specify, which may include or exclude any or all of the following items, as the Compensation Committee may specify: (pp) extraordinary, unusual or non-recurring items; (qq) effects of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (rr) effects of currency fluctuations; (ss) effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); (tt) expenses for restructuring, productivity initiatives or new business initiatives; (uu) impairment of tangible or intangible assets; (vv) litigation or claim judgments or settlements; (ww) non-operating items; (xx) acquisition expenses; (yy) discontinued operations; and (zz) effects of assets sales or divestitures. Any performance measure may be used to measure the performance of the Company and/or any of the subsidiaries or affiliates as a whole, any business unit thereof or any combination thereof against any goal including past performance or compared to the performance of a group of comparable companies, or a published or special index, in each case that the Compensation Committee, in its sole discretion, deems appropriate.

Number of Shares Subject to Amended Plan and Maximum Awards

        Prior to giving effect to the amendment, 1,483,518 shares are currently authorized and reserved for future awards pursuant to the 2010 Equity Incentive Plan, subject to adjustment to reflect stock splits and similar events. If the proposal is approved, an additional 2.5 million shares would be authorized, which would bring the total number of authorized shares to approximately 3,983,518. In addition, if this proposal is approved, the number of shares available for granting incentive stock options under the Amended Plan shall not exceed 1.5 million Shares, subject to the provisions of the Amended Plan and the provisions of Sections 422 and 424 of the Code and any successor provisions. The shares available for issuance under the Amended Plan may consist of either authorized and unissued shares or treasury shares.

        The maximum number of shares with respect to awards denominated in shares that may be granted to any participant in any plan year shall be 3,000,000 shares, subject to adjustments made in accordance with the terms of the Amended Plan.

        In the event that any outstanding award expires, is forfeited, cancelled or otherwise terminated, the shares subject to such award, to the extent of any such forfeiture, cancellation, expiration, or termination, shall again be available for awards. Any shares delivered to the Company as part or full payment for the purchase price of an award, or to satisfy the Company as part or full payment for the purchase price of the award, shall again be available for awards to the extent the Compensation Committee determines that the availability of incentive stock options will not be compromised; provided, however, that such shares shall continue to be counted as outstanding for purposes of determining whether an annual award limit has been attained. If the Compensation Committee authorizes the assumption under the Amended Plan, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, of awards granted under another plan, such assumption shall not (i) reduce the maximum number of shares available for issuance under the Amended Plan or (ii) be subject to or counted against a participant.

  Your Board of Directors unanimously recommends that you vote "FOR" approval of this proposal.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee represents and assists the Board in fulfilling its oversight responsibility relating to (i) the integrity of the Company's financial statements and financial reporting process and the Company's systems of internal accounting and financial controls; (ii) the performance of the internal audit services function; (iii) the annual independent audits of the Company's financial statements and management's report regarding the effectiveness of the Company's system of internal control over financial reporting, the engagement of the independent auditors and the evaluation of the independent auditors' qualifications, independence and performance; (iv) the compliance by the Company with legal and regulatory requirements, including the Company's disclosure controls and procedures; (v) the evaluation of enterprise risk issues; and (vi) the fulfillment of the other responsibilities set out in the committee's charter. The Audit Committee has the responsibility for the engagement and retention of the Company's independent registered public accounting firm and the approval of all audit and other engagement fees.

        In discharging its responsibilities, the committee is not itself responsible for the planning or conducting of audits or for any determination that the Company's financial statements are complete and accurate or in accordance with generally accepted accounting principles. The Company's management is primarily responsible for its financial statements and the quality and integrity of the reporting process. The independent registered public accounting firm Ernst & Young LLP is responsible for auditing those financial statements with accounting principles generally accepted in the United States of America.

        In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2011, management's report of the effectiveness of the Company's system of internal control over financial reporting and Ernst & Young's report of the effectiveness of the Company's system of internal control over financial reporting with the Company's management and representatives of the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards 114 (Codification of Statements on Auditing Standards, AU380—which supersedes SAS 61). In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence.

        Ernst & Young LLP audited the financial records of the Company and its subsidiaries for the year ended December 31, 2011 and have served as the Company's independent registered public accounting firm since 2006. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        In reliance on its review of the audited consolidated financial statements, the review of the report of management on the effectiveness of the Company's internal control over financial reporting and Ernst & Young's report thereon, the discussions referred to above and the receipt of the written disclosures referred to above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.

Respectfully submitted by the Audit Committee of the Board of Directors.

Barry J. Goldstein, Chair David Ramon John D. Bowlin*

*
Stephen V. McKenna resigned from the Audit Committee and was replaced by John D. Bowlin on January 31, 2011. As of the date of this proxy statement, the members of the Audit Committee are Mr. Barry J. Goldstein (Chair), John D. Bowlin and Mr. David A. Ramon.

OTHER BUSINESS

        The Board of Directors has no knowledge of any other matter to be submitted at the Annual Meeting of Stockholders. If any other matter shall properly come before the annual meeting, the persons named in this proxy statement will have discretionary authority to vote the shares thereby represented in accordance with their best judgment.

ANNUAL REPORT AND COMPANY INFORMATION

        A copy of our 2011 Annual Report to stockholders on Form 10-K is being furnished to stockholders concurrently herewith. Exhibits to the Annual Report will be furnished to stockholders upon payment of photocopying charges.

PROPOSALS BY STOCKHOLDERS

        Proposals that stockholders wish to submit for inclusion in our proxy statement and related form of proxy for our 2013 annual meeting of stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must be received by us at S45 W29290 Hwy. 59, Waukesha, WI 53189, Attention of Dawn Tabat, Secretary, no later than December 28, 2012, unless the date of our 2013 annual meeting is more than 30 days before or after June 13, 2013, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials. Any stockholder proposal submitted for inclusion must be eligible for inclusion in our proxy statement in accordance with the rules and regulations promulgated by the SEC.

        With respect to proposals submitted by a stockholder other than for inclusion in our proxy statement and related form of proxy for our 2013 annual meeting of stockholders, timely notice of any stockholder proposal must be received by us in accordance with our Amended and Restated Bylaws and our rules and regulations no later than March 15, 2013 nor earlier than February 13, 2013, unless the date of our 2013 annual meeting is more than 30 days before or 60 days after June 13, 2013, in which case notice by the stockholder to be timely must be so delivered not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the tenth day following the day on which public announcement of the date of such meeting is first made or the tenth day following the day on which public announcement of the date of such meeting is first made. Any proxies solicited by the Board of Directors for the 2012 annual meeting may confer discretionary authority to vote on any proposals notice of which is not timely received.

        The notice shall contain the information required by the Bylaws, including: (i) a brief description of the proposal desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the Company's books, of the stockholder proposing such business and of the beneficial owners (if any) of the stock registered in such stockholder's name and the name and address of other stockholders known by such stockholder to be supporting such proposal on the date of the stockholder notice, (iii) the class and number of shares of the Company which are held of record, beneficially owned or represented by proxy by the stockholders and by any other stockholders known by such stockholder to be supporting such proposal on the record date for the annual meeting in question (if such date shall then have been made publicly available) and on the date of such stockholder's notice, (iv) any material interest of the stockholder in such proposal and (v) any other information that is required to be provided by the stockholder pursuant to the Bylaws.

        It is important that your proxy be returned promptly, whether by mail, by the Internet or by telephone. The proxy may be revoked at any time by you before it is exercised. If you attend the meeting in person, you may withdraw any proxy (including an Internet or telephonic proxy) and vote your own shares.

By Order of the Board of Directors,

AARON JAGDFELD
President and Chief Executive Officer

Appendix A

Generac Holdings Inc.

Amended and Restated

2010 Equity Incentive Plan

Article 1.  Establishment & Purpose

        1.1    Establishment.    Generac Holdings Inc., a Delaware corporation (the "Company"), hereby amends and restates the 2010 Equity Incentive Plan (the "Plan") as set forth herein.

        1.2    Purpose of Plan.    The purpose of this Plan is to attract, retain and motivate officers, employees, non-employee directors, and consultants of the Company and its Subsidiaries and Affiliates and to promote the success of the Company's business by providing the Participants with appropriate incentives.

Article 2.  Definitions

        Whenever capitalized in this Plan, the following terms shall have the meanings set forth below.

        2.1   "Affiliate" means any entity that the Company, either directly or indirectly, is in common control with, is controlled by or controls, or any other entity designated by the Board in which the Company or an Affiliate has a substantial direct or indirect equity interest.

        2.2   "Annual Award Limit" shall have the meaning set forth in Section 5.1(b) hereof.

        2.3   "Award" means any Option, Stock Appreciation Right, Restricted Stock, Other Stock-Based Award, or Performance-Based Compensation that is granted under this Plan.

        2.4   "Award Agreement" means either (a) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (b) a written statement issued by the Company, a Subsidiary, or Affiliate to a Participant describing the terms and conditions of the actual grant of such Award.

        2.5   "Board" means the Board of Directors of the Company.

        2.6   "CCMP" means CCMP Capital Investors II, L.P.

        2.7   "CCMP Affiliate" means any Person who, directly or indirectly, controls any CCMP Person or is controlled by any CCMP Person or is under common control with any CCMP Person, where "control" means the power and ability to direct, directly or indirectly, or share equally in or cause the direction of, the management and/or policies of a CCMP Person, whether through ownership of voting shares or other equivalent interests of the controlled CCMP Person, by contract (including proxy) or otherwise.

        2.8   "CCMP Cayman" means CCMP Capital Investors (Cayman), L.P.

        2.9   "CCMP Co-Invest" means CCMP Generac Co-Invest, L.P.

        2.10 "CCMP Entity" means, collectively, CCMP, CCMP Cayman, CCMP Co-Invest and any CCMP Affiliate.

        2.11 "CCMP Person" means any of CCMP, CCMP Cayman and CCMP Co-Invest.

        2.12 "Change of Control" unless otherwise specified in the Award Agreement, means an event or series of events that results in any of the following:

    (a)
    Change in Ownership of the Company.    A change in the ownership of the Company occurs on the date that any one Person or more than one Person acting as a group (as determined under Treas. Reg. Section 1.409A-3(i)(5)(v)(B)), other than a Subsidiary or one or more CCMP Entities or a "group" (as such term is used in Section 13(d) of the Exchange Act) in which a CCMP Entity is a member, acquires ownership of stock of the Company that, together with stock held by such Person or group, constitutes more than 50% of the total fair market value or total voting power of stock of the Company;

    (b)
    Change in Board of Directors of the Company.    A change in the effective control of the Company occurs on the date individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board during any twelve month period, provided, however, that if the election, or nomination for election by the Company's stockholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall be considered a member of the Incumbent Board, and provided further that any reductions in the size of the Board that are instituted voluntarily by the Incumbent Board shall not constitute a "Change of Control", and after any such reduction the "Incumbent Board" shall mean the Board as so reduced; or

    (c)
    Change in Ownership of a Substantial Portion of the Company's Assets.    A change in the ownership of a substantial portion of the Company's assets occurs on the date that any one Person, or more than one Person acting as a group (as determined under Treas. Reg. Section 1.409A-3(i)(5)(v)(B)), other than a Subsidiary or one or more CCMP Entities or a "group" (as such term is used in Section 13(d) of the Exchange Act) in which a CCMP Entity is a member, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value of more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined in good faith by the Board without regard to any liabilities associated with such assets.

        2.13 "Code" means the U.S. Internal Revenue Code of 1986, as amended from time to time.

        2.14 "Committee" means the Compensation Committee of the Board or any other committee designated by the Board to administer this Plan. To the extent applicable, the Committee shall have at least two members, each of whom shall be (a) a Non-Employee Director, (b) an Outside Director, and (c) an "independent director" within the meaning of the listing requirements of any exchange on which the Company is listed.

        2.15 "Consultant" means any person who provides bona fide services to the Company or any Subsidiary or Affiliate as a consultant or advisor, excluding any Employee or Director.

        2.16 "Covered Employee" means for any Plan Year, a Participant designated by the Company as a potential "covered employee" as such term is defined in Section 162(m) of the Code.

        2.17 "Director" means a member of the Board who is not an Employee.

        2.18 "Effective Date" means January 14, 2010.

        2.19 "Employee" means an officer or other employee of the Company, a Subsidiary or Affiliate, including a member of the Board who is an employee of the Company, a Subsidiary or Affiliate.

        2.20 "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

        2.21 "Fair Market Value" means, as of any date, the per Share value determined as follows, in accordance with applicable provisions of Section 409A of the Code:

    (a)
    The average of the high and low trading price on a recognized stock exchange or any established over-the-counter trading system on which dealings take place, or if no trades were made on any such day, the immediately preceding day on which trades were made; or

    (b)
    In the absence of an established market for the Shares of the type described in (a) above, the per Share Fair Market Value thereof shall be determined by the Committee in good faith and in accordance with the applicable provisions of Section 409A of the Code.

        2.22 "Incentive Stock Option" means an Option intended to meet the requirements of an incentive stock option as defined in Section 422 of the Code and designated as an Incentive Stock Option.

        2.23 "Non-Employee Director" means a person defined in Rule 16b-3(b)(3) promulgated by the Securities and Exchange Commission under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission.

        2.24 "Nonqualified Stock Option" means an Option that is not an Incentive Stock Option.

        2.25 "Other Stock-Based Award" means any right granted under Article 9 hereof.

        2.26 "Option" means any stock option granted from time to time under Article 6 hereof.

        2.27 "Option Price" means the purchase price per Share subject to an Option, as determined pursuant to Section 6.2 hereof.

        2.28 "Outside Director" means a member of the Board who is an "outside director" within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

        2.29 "Participant" means any eligible person as set forth in Section 4.1 hereof to whom an Award is granted.

        2.30 "Performance-Based Compensation" means compensation under an Award that is intended to constitute "qualified performance-based compensation" within the meaning of the regulations promulgated under Section 162(m) of Code or any successor provision.

        2.31 "Performance Measures" means measures as described in Section 10.2 on which the performance goals are based in order to qualify Awards as Performance-Based Compensation.

        2.32 "Performance Period" means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

        2.33 "Person" means any natural person, sole proprietorship, general partnership, limited partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, governmental authority, or any other organization, irrespective of whether it is a legal entity and includes any successor (by merger or otherwise) of such entity.

        2.34 "Plan Year" means the applicable fiscal year of the Company.

        2.35 "Restricted Stock" means any Award granted under Article 8 hereof.

        2.36 "Restriction Period" means the period during which Restricted Stock awarded under Article 8 of this Plan is subject to forfeiture.

        2.37 "Share" means a share of common stock of the Company, par value $0.01 per share, or such other class or kind of shares or other securities resulting from the application of Article 12 hereof.

        2.38 "Stock Appreciation Right" means any right granted under Article 7 hereof.

        2.39 "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company (or any parent of the Company) if each of the corporations,

other than the last corporation in each unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

        2.40 "Ten Percent Shareholder" means a person who on any given date owns, either directly or indirectly (taking into account the attribution rules contained in Section 424(d) of the Code), stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or a Subsidiary or Affiliate.

Article 3.  Administration

        3.1    Authority of the Committee.    This Plan shall be administered by the Committee, which shall have full power to interpret and administer this Plan and Award Agreements and full authority to select the Participants to whom Awards will be granted, to determine the type and amount of Awards to be granted to each such Participant and the terms and conditions of Awards and Award Agreements, and to make such Award grants to such Participants and enter into the related Award Agreements. Without limiting the generality of the foregoing, the Committee may, in its sole discretion, but subject to the limitations in Article 11, Section 6.6, and Section 10.6 hereof, clarify, construe or resolve any ambiguity in any provision of this Plan or any Award Agreement, extend the term or period of exercisability of any Awards, or waive any terms or conditions applicable to any Award. Awards may, in the discretion of the Committee, be made under this Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or any of its Subsidiaries or Affiliates or a company acquired by the Company or with which the Company combines. The Committee shall have full and exclusive discretionary power to adopt rules, forms, instruments, and guidelines for administering this Plan as the Committee deems necessary or proper. Notwithstanding anything in this Section 3.1 to the contrary, the Board, or any other committee or sub-committee established by the Board, is hereby authorized (in addition to any necessary action by the Committee) to grant or approve Awards as necessary to satisfy the requirements of Section 16 of the Exchange Act and the rules and regulations thereunder and to act in lieu of the Committee with respect to Awards made to Non-Employee Directors under this Plan. All actions taken and all interpretations and determinations made by the Committee or by the Board (or any other committee or sub-committee thereof), as applicable, shall be final and binding upon the Participants, the Company, and all other interested individuals.

        3.2    Delegation.    The Committee may delegate to one or more of its members, one or more officers of the Company or any of its Subsidiaries or Affiliates, and one or more agents or advisors such administrative duties or powers as it may deem advisable; provided, that, the Committee shall not delegate to officers of the Company or any of its Subsidiaries or Affiliates the power to make grants of Awards to officers of the Company or any of its Subsidiaries or Affiliates; provided, further, that, no delegation shall be permitted under this Plan that is prohibited by applicable law.

Article 4.  Eligibility and Participation

        4.1    Eligibility.    Participants will consist of such Employees, Directors and Consultants as the Committee in its sole discretion determines and whom the Committee may designate from time to time to receive Awards. Designation of a Participant in any year shall not require the Committee to designate such person to receive an Award in any other year or, once designated, to receive the same type or amount of Award as granted to the Participant in any other year.

        4.2    Type of Awards.    Awards under this Plan may be granted in any one or a combination of: (a) Options, (b) Stock Appreciation Rights, (c) Restricted Stock, (d) Other Stock-Based Awards, and (e) Performance-Based Compensation Awards. This Plan sets forth the performance goals and procedural requirements to permit the Company to design Awards that qualify as Performance-Based Compensation, as described in Article 10 hereof. Awards granted under this Plan shall be evidenced by Award Agreements (which need not be identical) that provide additional terms and conditions associated with such Awards, as determined by the Committee in its sole discretion; provided, however, that in the event of any conflict between the provisions of this Plan and any such Award Agreement, the provisions of this Plan shall prevail.

Article 5.  Shares Subject to Plan and Maximum Awards

        5.1    Number of Shares Available for Awards.

    (a)
    General.    Subject to adjustment as provided in Article 12 hereof, the maximum number of Shares available for issuance to Participants pursuant to Awards under this Plan shall be 9,137,835 Shares. The number of Shares available for granting Incentive Stock Options under this Plan shall not exceed 1.5 million Shares, subject to Article 12 hereof and the provisions of Sections 422 and 424 of the Code and any successor provisions. The Shares available for issuance under this Plan may consist of either authorized and unissued Shares or treasury Shares.

    (b)
    Annual Award Limits.    The maximum number of Shares with respect to Awards denominated in Shares that may be granted to any Participant in any Plan Year shall be 3,000,000 Shares, subject to adjustments made in accordance with Article 12 hereof, subject to adjustments made in accordance with Article 12 hereof (the "Annual Award Limit").

    (c)
    Additional Shares.    In the event that any outstanding Award expires, is forfeited, cancelled or otherwise terminated, the Shares subject to such Award, to the extent of any such forfeiture, cancellation, expiration, or termination, shall again be available for Awards. Any Shares delivered to the Company as part or full payment for the purchase price of an Award, or to satisfy the Company's withholding obligation with respect to an Award, shall again be available for Awards to the extent the Committee determines that the availability of Incentive Stock Options will not be compromised; provided, however, that such Shares shall continue to be counted as outstanding for purposes of determining whether an Annual Award Limit has been attained. If the Committee authorizes the assumption under this Plan, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, of awards granted under another plan, such assumption shall not (i) reduce the maximum number of Shares available for issuance under this Plan or (ii) be subject to or counted against a Participant's Annual Award Limit.

Article 6.  Stock Options

        6.1    Grant of Options.    The Committee is hereby authorized to grant Options to Participants. Each Option shall permit a Participant to purchase from the Company a stated number of Shares at an Option Price established by the Committee, subject to the terms and conditions described in this Article 6 and to such additional terms and conditions, as established by the Committee, in its sole discretion, that are consistent with the provisions of this Plan. Options shall be designated as either Incentive Stock Options or Nonqualified Stock Options, provided that Options granted to Directors shall be Nonqualified Stock Options. An Option granted as an Incentive Stock Option shall, to the extent it fails to qualify as an Incentive Stock Option, be treated as a Nonqualified Stock Option. Neither the Committee nor the Company or any of its Subsidiaries or Affiliates shall be liable to any Participant or to any other Person if it is determined that an Option intended to be an Incentive Stock Option does not qualify as an Incentive Stock Option. Options shall be evidenced by Award Agreements which shall state the number of Shares covered by such Option. Such Award Agreements shall conform to the requirements of this Plan, and may contain such other provisions, as the Committee shall deem advisable.

        6.2    Terms of Option Grant.    The Option Price shall be determined by the Committee at the time of grant, but shall not be less than 100% of the Fair Market Value of a Share on the date of grant. In the case of any Incentive Stock Option, the Option Price shall be (a) if granted to a person other than a Ten Percent Shareholder, not less than 100% of the Fair Market Value of a Share on the date of grant or (b) if granted to a Ten Percent Shareholder, not less than 110% of the Fair Market Value of a Share on the date of grant.

        6.3    Option Term.    The term of each Option shall be determined by the Committee at the time of grant and shall be stated in the Award Agreement, but in no event shall such term be greater than ten years (or, in the case on an Incentive Stock Option granted to a Ten Percent Shareholder, five years).

        6.4    Time of Exercise.    Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.

        6.5    Method of Exercise.    Except as otherwise provided in this Plan or in an Award Agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of this Article 6, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date full payment is received by the Company pursuant to clauses: (a), (b), (c) (d), or (e) in the following sentence (including the applicable tax withholding pursuant to Section 14.3 hereof). The aggregate Option Price for the Shares as to which an Option is exercised shall be paid to the Company at the election of the Participant (a) in cash or its equivalent (e.g., by cashier's check), (b) to the extent permitted by the Committee, in Shares (whether or not previously owned by the Participant) having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee, (c) partly in cash and, to the extent permitted by the Committee, partly in such Shares (as described in (b) above), (d) to the extent permitted by the Committee, by reducing the number of Shares otherwise deliverable upon the exercise of the Option by the number of Shares having a Fair Market Value equal to the Option Price, or (e) if there is a public market for the Shares at such time, subject to such requirements as may be imposed by the Committee, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased. The Committee may prescribe any other method of payment that it determines to be consistent with applicable law and the purpose of this Plan.

        6.6    Limitations on Incentive Stock Options.    Incentive Stock Options may be granted only to employees of the Company or of a "parent corporation" or "subsidiary corporation" (as such terms are defined in Section 424 of the Code) at the date of grant. To the extent the aggregate Fair Market Value (generally determined as of the time the Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under all plans of the Company and of any "parent corporation" or "subsidiary corporation" exceeds $100,000, the amount in excess of $100,000 (and the portion of any Option relating thereto) shall be treated as a Nonqualified Stock Option. For purposes of the preceding sentence, Incentive Stock Options will be taken into account generally in the order in which they are granted. Each provision of this Plan and each Award Agreement relating to an Incentive Stock Option shall be construed so that each Incentive Stock Option shall be an incentive stock option as defined in Section 422 of the Code, and any provisions of the Award Agreement thereof that cannot be so construed shall be disregarded.

Article 7.  Stock Appreciation Rights

        7.1    Grant of Stock Appreciation Rights.    The Committee is hereby authorized to grant Stock Appreciation Rights to Participants. Stock Appreciation Rights shall be evidenced by Award Agreements that shall conform to the requirements of this Plan and may contain such other provisions, as the Committee shall deem advisable. Subject to the terms of this Plan and any applicable Award Agreement, a Stock Appreciation Right granted under this Plan shall confer on the holder thereof a right to receive, upon exercise thereof, the excess of (a) the Fair Market Value of a specified number of Shares on the date of exercise over (b) the grant price of the right as specified by the Committee on the date of the grant. Such payment may be in the form of cash, Shares, other property or any combination thereof, as the Committee shall determine in its sole discretion.

        7.2    Terms of Stock Appreciation Right.    Subject to the terms of this Plan and any applicable Award Agreement, the grant price (which shall not be less than 100% of the Fair Market Value of a Share on the date of grant), term, methods of exercise, methods of settlement, and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee. The Committee may impose such other conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate. No Stock Appreciation Right shall have a term of more than ten years from the date of grant.

Article 8.  Restricted Stock

        8.1    Grant of Restricted Stock.    The Committee is hereby authorized to grant and otherwise issue Restricted Stock to Participants. An Award of Restricted Stock is a grant by the Committee of a specified number of Shares to the Participant, which Shares are subject to forfeiture upon the occurrence of specified events. Participants shall be awarded Restricted Stock in exchange for consideration not less than the minimum consideration required by applicable law. Restricted Stock shall be evidenced by an Award Agreement, which shall conform to the requirements of this Plan and may contain such other provisions, as the Committee shall deem advisable.

        8.2    Terms of Restricted Stock Awards.    Each Award Agreement evidencing a Restricted Stock grant shall specify Restriction Period(s), the number of Shares of Restricted Stock subject to the Award, the performance, employment or other conditions (including the termination of a Participant's service whether due to death, disability or other reason) under which the Restricted Stock may be forfeited to the Company and such other provisions as the Committee shall determine. Any Restricted Stock granted under this Plan shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates (in which case, the certificate(s) representing such Shares shall be legended as to sale, transfer, assignment, pledge or other encumbrances during the Restriction Period and deposited by the Participant, together with a stock power endorsed in blank, with the Company, to be held in escrow during the Restriction Period). At the end of the Restriction Period, the restrictions imposed hereunder and under the Award Agreement shall lapse with respect to the number of Shares of Restricted Stock as determined by the Committee, and the legend shall be removed and such number of Shares delivered to the Participant (or, where appropriate, the Participant's legal representative).

        8.3    Voting and Dividend Rights.    The Committee shall determine and set forth in a Participant's Award Agreement whether or not a Participant holding Restricted Stock granted hereunder shall have the right to exercise voting rights with respect to the Restricted Stock during the Restriction Period (the Committee may require a Participant to grant an irrevocable proxy and power of substitution) and/or have the right to receive dividends on the Restricted Stock during the Restriction Period (and, if so, on what terms).

        8.4    Performance Goals.    The Committee may condition the grant of Restricted Stock or the expiration of the Restriction Period upon the Participant's achievement of one or more performance goal(s) specified in the Award Agreement. If the Participant fails to achieve the specified performance goal(s), the Committee shall not grant the Restricted Stock to such Participant or the Participant shall forfeit the Award of Restricted Stock to the Company, as applicable.

        8.5    Section 83(b) Election.    If a Participant makes an election pursuant to Section 83(b) of the Code concerning Restricted Stock, the Participant shall be required to file promptly a copy of such election with the Company.

Article 9.  Other Stock-Based Awards

        The Committee, in its sole discretion, may grant Awards of Shares and Awards that are valued, in whole or in part, by reference to, or are otherwise based on the Fair Market Value of Shares (the "Other Stock-Based Awards"), including without limitation, restricted stock units, dividend equivalent rights, and other phantom awards. Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Each Other Stock-Based Award shall be evidenced by an Award Agreement which shall conform to the requirements of this Plan. Subject to the provisions of this Plan, the Committee shall determine to whom and when Other Stock-Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards, whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares, and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).

Article 10.  Performance-Based Compensation

        10.1    Grant of Performance-Based Compensation Awards.    To the extent permitted by Section 162(m) of the Code, the Committee is authorized to design any Award so that the amounts or Shares payable or distributed pursuant to such Award are treated as "qualified performance-based compensation" within the meaning of Section 162(m) of the Code and related regulations.

        10.2    Performance Measures.    The vesting, crediting and/or payment of Performance-Based Compensation shall be based on the achievement of objective performance goals based on one or more of the following Performance Measures: (a) sales or revenue; (b) earnings per share; (c) measurable achievement in quality, operation and compliance initiatives; (d) objectively determinable measure of non-financial operating and management performance objectives; (e) net earnings (either before or after interest, taxes, depreciation and amortization); (f) economic value-added (as determined by the Committee); (g) net income (either before or after taxes); (h) operating earnings; (i) cash flow (including, but not limited to, operating cash flow and free cash flow); (j) cash flow return on capital; (k) return on net assets; (l) return on stockholders' equity; (m) return on assets; (n) return on capital; (o) stockholder returns, dividends and/or other distributions; (p) return on sales; (q) gross or net profit margin; (r) productivity; (s) expenses; (t) margins; (u) operating efficiency; (v) customer satisfaction; (w) measurable achievement in quality and compliance initiatives; (x) working capital; (y) debt; (z) debt reduction; (aa) price per share of stock; (bb) market share; (cc) completion of acquisitions; (dd) business expansion; (ee) product diversification; and (ff) new or expanded market penetration. The foregoing criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items, as the Committee may specify: (pp) extraordinary, unusual or non-recurring items; (qq) effects of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (rr) effects of currency fluctuations; (ss) effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); (tt) expenses for restructuring, productivity initiatives or new business initiatives; (uu) impairment of tangible or intangible assets; (vv) litigation or claim judgments or settlements; (ww) non-operating items; (xx) acquisition expenses; (yy) discontinued operations; and (zz) effects of assets sales or divestitures. Any Performance Measure may be used to measure the performance of the Company and/or any of the Subsidiaries or Affiliates as a whole, any business unit thereof or any combination thereof against any goal including past performance or compared to the performance of a group of comparable companies, or a published or special index, in each case that the Committee, in its sole discretion, deems appropriate.

        10.3    Establishment of Performance Goals for Covered Employees.    No later than 90 days after the commencement of a Performance Period (but in no event after 25% of such Performance Period has elapsed), the Committee shall establish in writing: (a) the performance goals applicable to the Performance Period; (b) the targets to be used to measure the performance goals in terms of an objective formula or standard; (c) the formula for computing the amount of compensation payable to the Participant if such performance goals are obtained; and (d) the Participants or class of Participants to which such performance goals apply. The outcome of such performance goals must be substantially uncertain when the Committee establishes the goals.

        10.4    Adjustment of Performance-Based Compensation.    Awards that are designed to qualify as Performance-Based Compensation may not be adjusted upward. The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.

        10.5    Approval of Performance-Based Compensation.    The vesting and settlement of Performance-Based Compensation Awards shall be contingent upon the approval of this Plan by a majority of the stockholders of the Company, including the applicable Performance Measures relating thereto. To the extent necessary for purposes of Section 162(m) of the Code, this Plan shall be resubmitted to stockholders for their reapproval with respect to bonuses payable for the taxable years of the Company commencing on and after the fifth (5th) anniversary of the initial stockholder approval, or at such earlier time required by Section 162(m) of the Code.

        10.6    Certification of Performance.    Except for Awards that pay compensation attributable solely to an increase in the value of Shares, no Award designed to qualify as Performance-Based Compensation shall be vested, credited or paid, as applicable, with respect to any Participant until the Committee certifies in writing that the performance goals and any other material terms applicable to such Performance Period have been satisfied.

        10.7    Terms of Performance-Based Compensation Awards.    Each provision of this Plan and each Award Agreement relating to Performance-Based Compensation shall be construed so that each such Award shall be "qualified performance-based compensation" within the meaning of Section 162(m) of the Code and related regulations, and any provisions of the Award Agreement thereof that cannot be so construed shall be disregarded.

Article 11.  Compliance with Section 409A of the Code

        11.1    General.    The Company intends that all Awards be structured in compliance with, or to satisfy an exemption from, Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder ("Section 409A"), such that there are no adverse tax consequences, interest, or penalties under Section 409A as a result of the payments. Notwithstanding the Company's intention, in the event any Award is subject to Section 409A, the Committee may, in its sole discretion and without a Participant's prior consent, amend this Plan and/or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (a) exempt this Plan and/or any Award from the application of Section 409A, (b) preserve the intended tax treatment of any such Award, or (c) comply with the requirements of Section 409A, including without limitation any such regulations guidance, compliance programs and other interpretative authority that may be issued after the date of the grant.

        11.2    Payments to Specified Employees.    Notwithstanding any contrary provision in this Plan or Award Agreement, any payment(s) of nonqualified deferred compensation (within the meaning of Section 409A) that are otherwise required to be made under this Plan to a "specified employee" (as defined under Section 409A) as a result of his or her separation from service (other than a payment that is not subject to Section 409A) shall be delayed for the first six months following such separation from service (or, if earlier, until the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) on the day that immediately follows the end of such six-month period or as soon as administratively practicable thereafter. Any remaining payments of nonqualified deferred compensation shall be paid without delay and at the time or times such payments are scheduled to be made.

        11.3    Separation from Service.    A termination of service shall not be deemed to have occurred for purposes of any provision of this Plan or any Award Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of service, unless such termination is also a "separation from service" within the meaning of Section 409A and the payment thereof prior to a "separation from service" would violate Section 409A. For purposes of any such provision of this Plan or any Award Agreement relating to any such payments or benefits, references to a "termination," "termination of employment," "termination of service," or like terms shall mean "separation from service."

Article 12.  Adjustments

        12.1    Adjustments in Authorized Shares.    In the event of any corporate event or transaction involving the Company, a Subsidiary and/or an Affiliate (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, combination of Shares, exchange of Shares, dividend in kind, amalgamation, or other like change in capital structure (other than normal cash dividends to stockholders of the Company), or any similar corporate event or transaction, the Committee, to prevent dilution or enlargement of Participants' rights under this Plan, shall substitute or adjust, in its sole discretion, the number and kind of Shares or other property that may be issued under this Plan or under particular forms of Awards, the number and kind of Shares or other property subject to outstanding Awards, the Option Price, grant price or purchase price applicable to outstanding Awards, the Annual Award Limits, and/or other value determinations applicable to this Plan or outstanding Awards.

        12.2    Change of Control.    Upon the occurrence of a Change of Control after the Effective Date, unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any governing governmental agencies or national securities exchanges, or unless the Committee shall determine otherwise in the Award Agreement, the Committee is authorized (but not obligated) to make adjustments in the terms and conditions of outstanding Awards, including without limitation the following (or any combination thereof): (a) continuation or assumption of such outstanding Awards under this Plan by the Company (if it is the surviving company or corporation) or by the surviving company or corporation or its parent; (b) substitution by the surviving company or corporation or its parent of awards with substantially the same terms for such outstanding Awards (excluding the consideration payable upon settlement of the Awards); (c) accelerated exercisability, vesting and/or lapse of restrictions under outstanding Awards immediately prior to the occurrence of such event; (d) upon written notice, provide that any outstanding Awards must be exercised, to the extent then exercisable, during a reasonable period of time immediately prior to the scheduled consummation of the event, or such other period as determined by the Committee (contingent upon the consummation of the event), and at the end of such period, such Awards shall terminate to the extent not so exercised within the relevant period; and (e) cancellation of all or any portion of outstanding Awards for fair value (as determined in the sole discretion of the Committee and which may be zero) which, in the case of Options and Stock Appreciation Rights or similar Awards, may equal the excess, if any, of the value of the consideration to be paid in the Change of Control transaction to holders of the same number of Shares subject to such Awards (or, if no such consideration is paid, Fair Market Value of the Shares subject to such outstanding Awards or portion thereof being canceled) over the aggregate

Option Price or grant price, as applicable, with respect to such Awards or portion thereof being canceled.

Article 13.  Duration, Amendment, Modification, Suspension, and Termination

        13.1    Duration of Plan.    Unless sooner terminated as provided in Section 13.2 hereof, this Plan shall terminate on the tenth anniversary of the Effective Date.

        13.2    Amendment, Modification, Suspension, and Termination of Plan.    Subject to the terms of this Plan, the Committee may amend, alter, suspend, discontinue or terminate this Plan or any portion thereof or any Award (or Award Agreement) hereunder at any time, in its sole discretion. Without limiting the generality of the foregoing, the Committee may in its sole discretion amend the terms of outstanding Awards to reduce the Option Price of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an Option Price that is less than the Option Price of the original Options or Stock Appreciation Rights, and may take such any such action without stockholder approval.

Article 14.  General Provisions

        14.1    No Right to Service or Award.    The granting of an Award under this Plan shall impose no obligation on the Company, any Subsidiary or any Affiliate to continue the service of a Participant and shall not lessen or affect any right that the Company, any Subsidiary or any Affiliate may have to terminate the service of such Participant. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee's determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

        14.2    Settlement of Awards; Fractional Shares.    Each Award Agreement shall establish the form in which the Award shall be settled. The Committee shall determine whether cash, Awards, other securities or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be issued, rounded, forfeited, or otherwise eliminated.

        14.3    Tax Withholding.    The Company shall have the power and the right to deduct or withhold automatically from any amount deliverable under the Award or otherwise, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan. With respect to required withholding, Participants may elect (subject to the Company's automatic withholding right set out above), subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction.

        14.4    No Guarantees Regarding Tax Treatment.    Participants (or their beneficiaries) shall be responsible for all taxes with respect to any Awards under this Plan. The Committee and the Company make no guarantees to any Person regarding the tax treatment of Awards or payments made under this Plan. Neither the Committee nor the Company has any obligation to take any action to prevent the assessment of any tax on any Person with respect to any Award under Section 409A of the Code or Section 457A of the Code or otherwise and none of the Company, any of its Subsidiaries or Affiliates, or any of their employees or representatives shall have any liability to a Participant with respect thereto.

        14.5    Non-Transferability of Awards.    Unless otherwise determined by the Committee, an Award shall not be transferable or assignable by the Participant except in the event of his death (subject to the applicable laws of descent and distribution) and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate. No transfer shall be permitted for value or consideration. An award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant. Any permitted transfer of the Awards to heirs or legatees of the Participant shall not be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.

        14.6    Conditions and Restrictions on Shares.    The Committee may impose such other conditions or restrictions on any Shares received in connection with an Award as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received for a specified period of time or a requirement that a Participant represent and warrant in writing that the Participant is acquiring the Shares for investment and without any present intention to sell or distribute such Shares. The certificates for Shares may include any legend which the Committee deems appropriate to reflect any conditions and restrictions applicable to such Shares.

        14.7    Awards to Non-U.S. Employees or Directors.    To comply with the laws in countries other than the United States in which the Company or any Subsidiary or Affiliate operates or has Employees, Directors or Consultants, the Committee, in its sole discretion, shall have the power and authority to: (a) determine which Subsidiaries or Affiliates shall be covered by this Plan; (b) determine which Employees, Directors or Consultants outside the United States are eligible to participate in this Plan; (c) modify the terms and conditions of any Award granted to Employees, Directors or Consultants outside the United States to comply with applicable foreign laws; (d) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals; and (e) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable.

        14.8    Rights as a Stockholder.    Except as otherwise provided herein or in the applicable Award Agreement, a Participant shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

        14.9    Severability.    If any provision of this Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify this Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Plan or the Award, such provision shall be stricken as to such jurisdiction, Person, or Award, and the remainder of this Plan and any such Award shall remain in full force and effect.

        14.10    Unfunded Plan.    Participants shall have no right, title, or interest whatsoever in or to any investments that the Company or any of its Subsidiaries or Affiliates may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other Person. To the extent that any Person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts.

This Plan is not subject to the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

        14.11    No Constraint on Corporate Action.    Nothing in this Plan shall be construed to (a) limit, impair, or otherwise affect the Company's right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets, or (b) limit the right or power of the Company to take any action which such entity deems to be necessary or appropriate.

        14.12    Successors.    All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

        14.13    Governing Law.    This Plan and each Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01GTDB 3 3 B V + Annual Meeting Proxy Card Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + B Non-Voting Items A Proposals — The Board recommends a vote FOR all nominees and FOR Proposals 2, 3 and 4. For Against Abstain 2. Proposal to ratify independent public accounting firm for 2012. 4. Amendment of the 2010 Equity Incentive Plan. For Against Abstain 3. An advisory vote to approve executive compensation. OTHER BUSINESS The Board of Directors has no knowledge of any other matter to be submitted at the Annual Meeting of Stockholders. If any other matter shall properly come before the annual meeting, or any adjournment or postponement thereof, the proxies named hereby will have discretionary authority to vote the shares thereby represented in accordance with their best judgment. Change of Address — Please print new address below. Comments — Please print your comments below. 01 - Barry J. Goldstein 02 - David A. Ramon 1. Election of Class III Directors: For Withhold For Withhold IMPORTANT ANNUAL MEETING INFORMATION 03 - Robert D. Dixon For Withhold 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT LINE SACKPACK 1234 5678 9012 345 1 3 7 1 2 4 1 MRQA SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 Admission Ticket qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Central Time, on June 12, 2012, the day before the meeting date. Vote by Internet Go to www.envisionreports.com/GNRC Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message

This proxy is solicited by the Board of Directors for the Annual Meeting on June 13, 2012 York A. Ragen, Chief Financial Officer of Generac Holdings Inc., and Dawn Tabat, Chief Operations Officer of Generac Holdings Inc., or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Generac Holdings Inc. to be held on June 13, 2012 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will vote FOR all nominees listed on the reverse side hereof and FOR Proposals 2, 3 and 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. (Items to be voted appear on reverse side.) Proxy — Generac Holdings Inc. 2012 Annual Meeting Admission Ticket 2012 Annual Meeting of the Stockholders of Generac Holdings Inc. June 13th, 2012, 9:00 AM Local Time Marriott Milwaukee West W231 N1600 Corporate Court, Waukesha, WI 53186 Upon arrival, please present this admission ticket and photo identification at the registration desk. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.